                                  EXHIBIT 10-1
                                  ------------

================================================================================

                            ASSET PURCHASE AGREEMENT
                                     BETWEEN
                            MONROE BREWING CO., LLC,
                                  AS PURCHASER
                                       AND
                       THE GENESEE BREWING COMPANY, INC.,
                                    AS SELLER


                    Dated as of the 29th day of August, 2000

================================================================================


                                              TABLE OF CONTENTS
                                                                                                       Page
                                                                                                       ----
I.            DEFINITIONS................................................................................1

II.           ASSETS TO BE ACQUIRED......................................................................7

              2.1          Acquisition and Transfer of Assets............................................7
              2.2          Excluded Assets...............................................................8
              2.3          Assumed Liabilities...........................................................9
              2.4          Excluded Liabilities..........................................................9
              2.5          Reorganization...............................................................10

III.          PURCHASE PRICE............................................................................11

              3.1          Purchase Price and Payment...................................................11
              3.2          Additional Purchase Price....................................................11
              3.3          Allocation of Purchase Price.................................................12
              3.4          General Adjustment of Purchase Price.........................................12
              3.5          Management Agreement.........................................................13

IV.           THE CLOSING...............................................................................14

              4.1          Closing Date.................................................................14
              4.2          Proceedings at Closing.......................................................14
              4.3          Deliveries by Seller to the Purchaser........................................14
              4.4          Deliveries by Purchaser to the Seller........................................15

V.            REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................................16

              5.1          Organization, Standing, Power and Qualification..............................16
              5.2          No Conflict..................................................................16
              5.3          Consents.....................................................................17
              5.4          Operational Statements.......................................................17
              5.5          Absence of Undisclosed Liabilities...........................................17
              5.6          Absence of Certain Developments..............................................17
              5.7          Taxes........................................................................17
              5.8          Real Property................................................................18
              5.9          Environmental, Health and Safety Matters.....................................19
              5.10         Insurance....................................................................20
              5.11         Tangible Property............................................................20
              5.12         Machinery....................................................................20
              5.13         Intangible Assets............................................................21
              5.14         Employees....................................................................21
              5.15         Employee Benefit Matters.....................................................22
              5.16         Compliance with Laws.........................................................23
              5.17         Licenses and Permits.........................................................23
              5.18         Legal Proceedings............................................................24

              5.19         Contracts....................................................................24
              5.20         Books and Records............................................................24
              5.21         No Brokers...................................................................24
              5.22         Proxy Statement..............................................................24
              5.23         Independence of Representations..............................................24

VI.           REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................25

              6.1          Organization, Standing, Power and Qualifications.............................25
              6.2          No Conflict..................................................................25
              6.3          Consents.....................................................................25
              6.4          Legal Proceedings............................................................25
              6.5          No Brokers...................................................................26
              6.6          No Other Agreements to Sell the Assets or Capital Stock
                           of the Purchaser.............................................................26
              6.7          Purchaser's History, Etc.....................................................26
              6.8          Purchaser's Solvency.........................................................26
              6.9          Projections..................................................................26
              6.10         Financing and Availability of Funds..........................................26
              6.11         No Knowledge of Inconsistent Information.....................................26
              6.12         No Impediment to Governmental Approvals......................................26
              6.13         Proxy Statement..............................................................27

VII.          COVENANTS.................................................................................27

              7.1          Conduct of Business..........................................................27
              7.2          Alternative Proposal.........................................................28
              7.3          Employment Matters...........................................................28
              7.4          Purchaser's Access to Information............................................31
              7.5          Consents, Cooperation........................................................31
              7.6          Notification of Certain Matters..............................................31
              7.7          Financing Commitments........................................................32
              7.8          Supplements to Schedules.....................................................32
              7.9          Title Insurance..............................................................32
              7.10         Environmental Site Assessments...............................................32
              7.11         Surveys......................................................................32
              7.12         Transfer Tax Forms...........................................................33
              7.13         Title Conditions.............................................................33
              7.14         Zoning and Land Use Letter...................................................33
              7.15         Additional Agreement.........................................................33
              7.16         GC Support...................................................................33
              7.17         Shareholder Meeting..........................................................34

VIII.         CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS.......................................34

              8.1          Accuracy of Seller's Representations and Warranties..........................34
              8.2          Performance by Seller........................................................34
              8.3          Consents.....................................................................34

              8.4          Delivery of Documents........................................................34
              8.5          Material Adverse Change......................................................34
              8.6          Absence of Litigation and Prohibitions.......................................35
              8.7          Liens........................................................................35
              8.8          Corporate Documents..........................................................35
              8.9          Legal Opinion................................................................35
              8.10         Survey; Title Insurance......................................................35
              8.11         Licenses and Permits.........................................................35
              8.12         WARN.........................................................................35
              8.13         Conduct of Business..........................................................35
              8.14         Additional Agreement.........................................................36
              8.15         Financing Commitments........................................................36
              8.16         Net Working Capital..........................................................36

IX.           CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS..........................................36

              9.1          Accuracy of the Purchaser's Representations and Warranties...................36
              9.2          Performance by the Purchaser.................................................36
              9.3          Consents.....................................................................36
              9.4          Delivery of Documents........................................................36
              9.5          Absence of Litigation and Prohibitions.......................................36
              9.6          Legal Opinion................................................................37
              9.7          Labor Contracts and Employee Benefit Plans...................................37
              9.8          Management Employees Releases and Certificates...............................37
              9.9          Other Contracts..............................................................37
              9.10         Fairness Opinion.............................................................37
              9.11         Financing....................................................................37
              9.12         GC's Shareholders' Approval..................................................37
              9.13         Environmental Matters........................................................37

X.            ADDITIONAL POST-CLOSING COVENANTS.........................................................37

              10.1         Further Assurances...........................................................37
              10.2         Access to Information........................................................38
              10.3         Mail.........................................................................38
              10.4         Existing Insurance Coverage..................................................38
              10.5         Confidentiality..............................................................38
              10.6         Consents of Third Parties....................................................39
              10.7         Employment Matters...........................................................39

XI.           INDEMNIFICATION AND RELATED MATTERS.......................................................39

              11.1         Indemnification by the Seller................................................39
              11.2         Indemnification by the Purchaser.............................................40
              11.3         Limitation on Indemnification Liabilities....................................41
              11.4         Survival of Representations, Warranties, Covenants
                           and Indemnities..............................................................41
              11.5         Notice of Indemnification....................................................41
              11.6         Indemnification Procedure for Third-Party Claims.............................41

              11.7         Exclusive Remedy.............................................................42

XII.          TERMINATION...............................................................................42

              12.1         Termination..................................................................42
              12.2         Effect of Termination........................................................44
              12.3         Purchaser's Right to Damages or Expenses.....................................44

XIII.         SPECIFIC PERFORMANCE......................................................................44

XIV.          GENERAL AND MISCELLANEOUS.................................................................44

              14.1         Prorations...................................................................44
              14.2         Waiver of Compliance with Bulk Transfer Laws.................................44
              14.3         Entire Agreement.............................................................45
              14.4         Governing Law................................................................45
              14.5         Costs........................................................................45
              14.6         Transfer Taxes...............................................................45
              14.7         Expenses.....................................................................45
              14.8         Headings.....................................................................45
              14.9         Notices......................................................................46
              14.10        Severability.................................................................46
              14.11        Binding Effect; No Assignment................................................46
              14.12        Amendments...................................................................47
              14.13        Counterparts.................................................................47
              14.14        Extension; Waiver............................................................47
              14.15        Incorporation of Exhibits and Schedules......................................47
              14.16        Press Release and Public Announcement........................................47

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 29, 2000 by and between THE GENESEE BREWING COMPANY, INC., a New York corporation (the "Seller"), and MONROE BREWING CO., LLC, a New York limited liability company (the "Purchaser").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Seller is the wholly-owned subsidiary of The Genesee Corporation ( the "GC");

         WHEREAS, the Seller owns a brewery and related warehouses and Real Property (as defined herein) in Rochester, New York, described in EXHIBIT A annexed hereto (collectively the "Genesee Brewery");

         WHEREAS, the Genesee Brewery is a brewing facility capable of brewing beer, packaging beer in kegs, cans and bottles and distributing such packaged beer (the "Business"); and

         WHEREAS, the Purchaser, which has been organized by certain officers and members of Seller's senior management team, desires to purchase certain assets related to the Genesee Brewery, which constitute all of the Real Property, machinery and equipment and certain other personal property and intangible assets owned and/or leased by Seller in Rochester, New York and to assume certain liabilities of the Business, and Seller desires to sell such assets and to have Purchaser assume such liabilities, all on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Seller and the Purchaser hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Affiliate" shall mean any director or officer of the parties hereto and any member of the immediate family of any such director or officer and any other Person which directly or indirectly controls, is controlled by or is under common control with the parties hereto.

         1.2 "Agreement" shall mean this Asset Purchase Agreement and all of its Exhibits and Schedules, as the same may be amended or modified from time to time as permitted herein.

         1.3 "Alternative Proposal" shall have the meaning ascribed to it in
Section 7.2 below.

         1.4 "Assets" shall have the meaning ascribed to it in Section 2.1

         1.5 "Assumed Liabilities" shall have the meaning ascribed to it in
Section 2.3 below.

         1.6 "Brands" shall mean all brands of beer owned by the Seller or any subsidiary or affiliate company of the Seller, including without limitation Genesee Beer, Genesee Cream Ale, Genesee 12 Horse Ale, Genesee Bock, Genny NA, Genny Light, Genny Ice, Genny Red, Koch's Golden Anniversary Beer, Koch's Ice, Koch's Golden Anniversary Light, Michael Shea's Irish Amber, Michael Shea's Black and Tan, JW Dundee's Honey Brown Lager, JW Dundee's Honey Light and JW Dundee's Classic Lager.

         1.7 "Books and Records" shall mean all operational statements, books, records, files, and computerized storage media pertaining to the Business located at the Genesee Brewery.

         1.8 "Business" shall have the meaning ascribed to it in the preamble to this Agreement.

         1.9 "Business Day" shall mean any day of the year on which banks are not required or authorized to be closed in the State of New York.

         1.10 "Closing" shall have the meaning ascribed to it in Section 4.1 below.

         1.11 "Closing Date" shall have the meaning ascribed to it in Section
4.1. below.

         1.12 "Closing Date Balance Sheet" shall have the meaning ascribed to it in Section 3.4 below.

         1.13 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

         1.14 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         1.15 "Consents" shall have the meaning ascribed to it in Section 7.5 below.

         1.16 "Contract" shall mean any contract, agreement, plan, understanding, commitment, arrangement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other similar document and any oral obligation, right, contract or agreement.

         1.17 "Customer Contracts" shall mean any and all Contracts of Seller and its Affiliates with its distributors or other customers, including, without limitation, that certain Amended and Restated Agreement between Boston Beer Company and Seller dated April 30, 1997.

         1.18 "Damages" shall mean all losses, damages, amounts paid in settlement, settlements, costs, expenses, interest, penalties, fines, suits, Judgments, orders, liens, Taxes, obligations and Liabilities (including, without limitation, reasonable attorneys' fees and expenses and reasonable consultants, accountants and expert witnesses fees and reasonable out-of-pocket costs, including costs of investigation or enforcement incident to the foregoing).

           1.19 "Debt Financing Commitments" means written legally binding commitment letters or other documentation from one or more commercial banks or other lending institution, which provides for the debt and mezzanine financing disclosed in SCHEDULE 1.19 annexed hereto and have closing conditions satisfactory to Seller in its reasonable discretion.

         1.20 "Dollars" or "$" shall mean the legal currency of the United States of America.1.21 "Employee Benefit Plan" shall have the meaning given such term in Section 3(3) of ERISA.

         1.22 "Environmental Claim" shall mean any written claim from a Governmental Authority or a third party (other than the Seller or the Purchaser and their respective parents, affiliates, subsidiaries, joint ventures and lenders) received by Seller alleging or asserting liability for investigatory costs, cleanup costs, response costs (including, among others, Governmental Authority response costs), damages to natural resources or other property, personal injuries, fines or penalties or other Liabilities arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material exceeding a permissible limit under applicable Environmental, Health and Safety Requirements at any location at, on, or from the Real Property prior to Closing, or (b) circumstances existing prior to Closing which form the basis of any violation, or alleged violation, of any Environmental, Health and Safety Requirements or any Hazardous Environmental Effect at the Genesee Brewery. The term "Environmental Claim" shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental, Health and Safety Requirements, and any claim by any third party, only to the extent such third party claim is expressly provided for in any Environmental, Health and Safety Requirements, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence at the Genesee Brewery of Hazardous Materials existing prior to Closing which exceed a permissible limit under applicable Environmental, Health and Safety Requirements or arising from alleged injury or threat of injury to health, safety or the environment.

         1.23 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local statutes, regulations, ordinances and other provisions having the force or effect of law, all legally enforceable judicial and administrative orders of any Governmental Authority, all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, each as amended and as in effect or existing as of the Closing, including, without limitation, all those governing the use, production, generation, handling, transportation, treatment, storage, disposal (distribution, labeling, testing, processing), discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

         1.24 "Environmental Phase I Report and Phase II Investigation" shall mean those environmental site assessments performed on the Real Property and Improvements that are part of the Genesee Brewery and related information regarding the environmental condition of the Real Property and Improvements, as more fully described on SCHEDULE 7.10 annexed hereto.

         1.25 "Equity Financing Commitments" means written legally binding subscription agreements or other documentation from investors which provide for the equity and debt financing disclosed in SCHEDULE 1.19 annexed hereto and have conditions satisfactory to Seller in its reasonable discretion.

         1.26 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.27 "ERISA Affiliate" shall mean as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         1.28 "Estimated Closing Date Balance Sheet" shall have the meaning ascribed to it in Section 3.4(a) below.

         1.29 "Excluded Liabilities" shall have the meaning ascribed to it in
Section 2.4 below.

         1.30 "Execution Date" shall mean the date hereof.

         1.31 "Final Balance Sheet" shall have the meaning ascribed to it in
Section 3.4(b) below.

         1.32 "Financing Commitment Date" means the date on which Purchaser shall have obtained, and Seller shall have indicated its satisfaction with Purchaser's Debt Financing Commitments and Equity Financing Commitments, which date shall be no later than September 30, 2000.

         1.33 "GAAP" shall mean United States generally accepted accounting principles.

         1.34 "GC" shall have the meaning ascribed to it in the preamble to this Agreement.

         1.35 "Governmental Authority" shall mean the federal government, any state, county, municipal, local or other political subdivision government and any governmental agency, bureau commission, authority or body exercising legislative, judicial or regulatory functions.

         1.36 "Hazardous Environmental Effect" shall mean any action or omission to act producing Liabilities under any applicable Environmental, Health and Safety Requirements.

         1.37 "Hazardous Material" shall mean any pollutants, hazardous or toxic materials, chemical substances or mixtures, pesticides, contaminants, toxic chemicals, substances or wastes including: petroleum and petroleum products and derivatives; asbestos; radon; polychlorinated bi-phenyls; urea-forinaldehyde foam insulation; explosives; radioactive materials; laboratory wastes and medical wastes (including contaminated clothing, body fluids, contaminated medical instruments and equipment, catheters, used bandages, gauzes, needles or other sharp instruments); and any other chemicals, materials or substances in concentrations designated or regulated as hazardous or as toxic substances, materials, or wastes, or otherwise regulated, under any Environmental, Health and Safety Requirement.

         1.38 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         1.39 "Improvements" shall have the meaning ascribed to it in Section 2.1(f) below.

         1.40 "Indemnitee" shall have the meaning ascribed to it in Section 11.5 below.

         1.41 "Indemnitor" shall have the meaning ascribed to it in Section 11.5 below.

         1.42 "Initial Payment" shall have the meaning ascribed to it in Section
3.1 below.

         1.43 "Insurance" shall have the meaning ascribed to it in Section 5.10 below.

         1.44 "Intangible Assets" shall have the meaning ascribed to it in
Section 2.1(c) below.

         1.45 "IRS" shall have the meaning ascribed to it in Section 5.7(c) below.

         1.46 "Judgment" shall mean any judgment, writ, order, injunction determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority, or any arbitration awards.

         1.47 "Knowledge" or "known": Of, to or by Seller, shall mean the actual knowledge of Mark Leunig, Steve Morse, Ed Mullen, and Charles Wehle, together with all employees of Seller reporting directly to any of them, and the knowledge that any of the foregoing persons would have obtained upon reasonable examination of the books and records and accounts of Seller generally available to them, without any other imputation of knowledge; and of, to or by Purchaser shall mean the actual knowledge of the Management Employees together with all employees of Seller, other than Mark Leunig, Steve Morse or Ed Mullen, reporting directly to any of them and the knowledge that any of the foregoing persons would have obtained upon reasonable examination of the books and records and accounts of Seller generally available to them, without any other imputation of knowledge.

         1.48 "Law" shall mean any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

         1.49 "Legal Proceeding" shall mean any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

         1.50 "Liability" shall mean any debt, claim, liability, obligation, damage or expense (whether vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due).

         1.51 "Licenses and Permits" shall have the meaning ascribed to it in
Section 5.17 below.

         1.52 "Lien" shall mean any security agreement, financing statement (whether or not filed), security or other interest, conditional sale or other title retention agreement, lease, consignment or bailment given for security purposes, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, encumbrance, limitation, restriction, adverse interest, constructive or other trust, claim charge attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities or reverter, encroachments, easements, rights of way, restrictive covenants and licenses) of any kind, whether direct, indirect, accrued or contingent.

         1.53 "Machinery" shall have the meaning ascribed to it in Section 2.1(a) below.

         1.54 "Management Agreement" shall have the meaning ascribed to it in
Section 3.5 below.

         1.55 "Management Employees" means Samuel T. Hubbard, Jr., John Henderson, Gary Geminn, Michael Atseff, Paul Rene and Scott Harman, individually, each of whom are current senior management employees of Seller and are now or will be senior officers and managers of Purchaser.

         1.56 "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise) of the Assets, properties, or results of operations of the Business, except for any material adverse effect caused by (i) any change in the value of the Assets resulting from a change generally reflective (but not materially worse than, exclusive of seasonal variations) of year-to-date trends or the operating projections set forth in Fiscal 2001 Budget of Seller set forth in SCHEDULE 1.56 annexed hereto, (ii) any individual change or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) breweries generally, (iii) any action taken by Seller at the request of Purchaser or (iv) any changes in the economy or in the brewing industry.

         1.57 "Multiemployer Plan" shall mean a multiemployer plan, as defined in Sections 3(37) and 4001 (a)(3) of ERISA.

         1.58 "Net Working Capital" shall mean the Working Capital Assets less the liabilities set forth on SCHEDULE 2.3(C). An example of the calculation is included in SCHEDULE 1.58 annexed hereto.

         1.59 "Operational Statements" shall have the meaning ascribed to it in
Section 5.4 below.

         1.60 "Outside Closing Date" shall have the meaning ascribed to it in
Section 12.1(b) below.

         1.61 "Payables" shall mean the balance owed by the Seller to a creditor.

         1.62 "Pension Plan" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA.

         1.63 "Person" shall mean any individual, trustee, corporation, general or limited partnership, joint venture, joint stock company, bank, firm, Governmental Agency, trust, association, organization or unincorporated entity of any kind.

         1.64 "Phase II Investigation" shall have the meaning ascribed to it in Sections 1.24 and 7.10.

         1.65 "Permitted Exceptions" shall have the meaning ascribed to it in
Section 5.11 below.

         1.66 "Prohibited Transaction" shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

         1.67 "Projections" means the projections prepared by Purchaser and contained in Purchaser's business plan dated ____, 2000 a copy of which was provided to Seller.

         1.68 "Purchase Price" shall have the meaning ascribed to it in Section
3.1 below.

         1.69 "Purchaser" shall have the meaning ascribed to it in the preamble to this Agreement.

         1.70 "Real Property" shall have the meaning ascribed to it in Section 2.1(d).

         1.71 "Real Property Permitted Exceptions" shall have the meaning ascribed to it in Section 5.8.

         1.72 "Returns" shall have the meaning ascribed to it in Section 5.7 below.

         1.73 "Seller" shall have the meaning ascribed to it in the preamble to this Agreement.

         1.74 "Special Committee" shall mean the special committee of the Board of Directors of GC authorized to investigate, negotiate, recommend and accept transactions for the sale and purchase of the Genesee Brewery.

         1.75 "Subsidiary" shall mean with respect to any Person, any corporation, association or other business entity of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries.

         1.76 "Survey" shall have the meaning ascribed to it in Section 7.10 below.

         1.77 "Tangible Property" shall have the meaning ascribed to it in
Section 2.1(b) below.

         1.78 "Taxes" shall have the meaning ascribed to it in Section 5.7 below.

         1.79 "Threshold Amount" shall have the meaning ascribed to it in
Section 11.3 below.

         1.80 "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         1.81 "Welfare Plan" shall mean any employee welfare benefit plan, as defined in Section 3(l) of ERISA.

         1.82 "Working Capital Assets" shall have the meaning ascribed to it in
Section 2.1(e) below.


                                   ARTICLE II
                              ASSETS TO BE ACQUIRED

         2.1 Acquisition and Transfer of Assets. Upon the terms and subject to the conditions hereinafter set forth, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept all of the right, title and interest of the Seller in, certain assets related to the Genesee Brewery (such assets being collectively referred to herein as, the "Assets"). The Assets shall include the right, title and interest of the Seller in and to the assets, properties, rights and claims described in the following paragraphs (a) through (i) used or held for use in or related to the Business and the Genesee Brewery:

                  (a) Machinery and Equipment. All machinery and equipment (whether leased, to the extent the lease is assignable, or owned, to the extent owned) used in or related to the production and day-to-day Business at the Genesee Brewery, including but not limited to vehicles, manufacturing machinery, and all other machinery and equipment listed on SCHEDULE 2.1(A) attached hereto (collectively, the "Machinery");

                  (b) Tangible Property. All tangible property used in the day-to-day Business of the Genesee Brewery, including all books and records, furniture, furnishings, telephones and communications equipment, computers and management information systems and all other office equipment (collectively, the "Tangible Property");

                  (c) Intangible Assets. All intangible assets necessary for day-to-day Business at the Genesee Brewery, including, without limitation, all goodwill, know-how, trademarks, trade names, processes, formulas, trade dress, trade secrets, design patents, copyrights, software, licenses of Intangible Assets, sponsorship arrangements and other intellectual property assets related to the Brands, the Business and the Genesee Brewery and all other intangible assets listed on SCHEDULE 2.1(C) attached hereto (collectively, the "Intangible Assets");

                  (d) Real Property. All real property interests owned by Seller described in EXHIBIT A annexed hereto (the "Real Property") including all easements, privileges, rights-of-way, riparian and other water rights, and other appurtenances pertaining to or accruing to the benefit of the land or improvements;

                  (e) Working Capital Assets. All accounts receivable, inventories and prepaid expenses as shown on SCHEDULE 2.1(E) annexed hereto;

                  (f) Improvements. All buildings, structures, fixtures and improvements on the Real Property, including but not limited to the brewery and all related warehouses, owned by Seller (collectively, the "Improvements");

                  (g) Customer Contracts. Any and all rights under any Customer Contracts to the extent assignable; and

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                                 Page 30 of 272

                  (h) Reports, Permits and Surveys. To the extent assignable, all reports, surveys, Licenses and Permits and approvals of Governmental Authorities necessary for day to day Business at the Genesee Brewery, including the Environment Phase I Report and Phase II Investigation, Real Property surveys and all other reports, permits and surveys, all as collectively listed on
SCHEDULE 2.1(H) attached hereto.

                  (i) Membership Interest. All of Sellers' interest as the sole member in GBC Equipment, LLC, organized pursuant to Section 2.5 below.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 hereof, the parties expressly understand and agree that the Seller is not hereunder selling, assigning, transferring, conveying or delivering to the Purchaser any assets other than those assets listed in Section
2.1 hereof. The parties hereto hereby acknowledge that without limiting the excluded assets, Seller is not hereunder selling, assigning, transferring, conveying or delivering to the Purchaser any of the assets listed on SCHEDULE
2.2 annexed hereto (collectively, the "Excluded Assets").

         2.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the time of Closing, the Purchaser will assume, and become responsible for, those Liabilities and only those Liabilities of the Business set forth in this Section 2.3 (collectively, the "Assumed Liabilities"). The Seller will be responsible for all other Liabilities, including, but not limited to, the Excluded Liabilities. Moreover, the Purchaser's assumption of the Assumed Liabilities will not detract from any of Seller's representations, warranties, covenants or agreements in this Agreement or from any Seller's obligation to indemnify the Purchaser for any Damages resulting from breach thereof. Effective upon the Closing, the Purchaser will assume the Assumed Liabilities, which consist only of:

                  (a) The Liabilities arising after the time of Closing in connection with the operation of the Business and use of the Assets by the Purchaser, including compliance with all Environmental Health and Safety Requirements, including, but not limited to, waste disposal, permit compliance, asbestos management and employee training; excluding, however, Environmental Claims which are caused by any and all actions, omissions to act or conditions existing prior to or at the time of Closing but, for the avoidance of doubt, not such matters for which Purchaser is providing indemnity under Section 11.2;

                  (b) Seller's obligations under any and all leases, month-to-month tenancies, Customer Contracts and related commitments related to the Business, all of which are listed on SCHEDULE 2.3(B) annexed hereto; and

                  (c) Those items listed on SCHEDULE 2.3(C) annexed hereto.

         2.4 Excluded Liabilities. The Purchaser shall not assume, or become liable for, any Liabilities of the Seller, any Affiliate thereof, any Person which is, in whole or in part, a predecessor of the Seller, any Affiliate thereof or any other Person, other than the Assumed Liabilities, regardless of whether any such Liability was disclosed or required to be disclosed pursuant to this Agreement (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities include, but are not limited to, any and all Liabilities:

                  (a) of Seller arising under this Agreement and the transactions contemplated hereby;

                  (b) to the extent caused by: (i) any violation of any Environmental, Health and Safety Requirement, existing prior to or at the time of Closing, (ii) any actions, omissions to act or conditions existing or occurring prior to or at the Closing resulting in an Environmental Claim or Hazardous Environmental Effect, (iii) any conditions after the Closing which arise from or relate to actions or omissions to act occurring prior to or at the time of Closing, resulting in an Environmental Claim or Hazardous Environmental Effect;

                  (c) with respect to (i) Taxes for any period prior to the time of Closing, (ii) Taxes related to the Business for any period prior to the time of Closing, and (iii) Taxes in connection with the consummation of the transactions contemplated hereby [including, without limitation, any income or real property transfer Taxes arising out of or relating to the transfer by the Seller to the Purchaser of the Assets but excluding any sales or use Taxes arising out of or relating to the transfer by Seller to the Purchaser of the Assets (which shall be Purchaser's obligations)];

                  (d) constituting indebtedness, including, without limitation,
Liabilities: (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including capital leases) which are not part of the Assets, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and (iv) for guarantees, direct or indirect, in any manner including, without limitation, reimbursement agreements in respect of letters of credit of all or any part of any indebtedness of any third party;

                  (e) of Seller or its Affiliates with respect to employees, including, but not limited to, liabilities for medical benefits, retirement, pension or employee benefit plans, workers compensation or COBRA which are not assumed by Purchaser under Section 7.3(b);

                  (f) with respect to any Liability of Seller with respect to any Employee Benefit Plan or any collective bargaining agreement to which Seller (or any of Seller's Affiliates) is or was a party, and including, without limitation, any employee-related Payables which are not assumed by Purchaser under Section 7.3(b);

                  (g) arising out of Letters of Credit which are pending as well as all underlying surety bonds related thereto;

                  (h) which arise out of or relate to any Legal Proceeding for any events or occurrences related to the Business or the Genesee Brewery which take place prior to the Closing Date;

                  (i) which arise out of or relate to any Legal Proceeding relating to Seller's business, whether related to the Genesee Brewery or not, at any time;

                  (j) relating to product liability actions, causes of action, claims, suits or proceedings in connection with products of the Business based on occurrences or products produced prior to the Closing;

                  (k) for any actions, causes of action, claims, suits or proceedings with respect to the operation of the Business prior to the Closing; and

                  (l) for any Liabilities listed on SCHEDULE 2.4(L).

         2.5 Reorganization. Prior to the Closing Date, Seller shall cause to be organized GBC Equipment, LLC, a New York limited liability company, the Articles of Organization and Operating Agreement of which shall be satisfactory to Seller in its sole discretion. Seller shall contribute to such limited liability company for the sole membership interest therein all of the Machinery and Tangible Property.

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                                 Page 33 of 272

                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 Purchase Price and Payment. The consideration (the "Purchase Price") to be paid by the Purchaser to the Seller for the sale, assignment, delivery and transfer of the Assets and the Seller's other obligations made under this Agreement shall be the sum of (a) Twenty-Two Million Dollars ($22,000,000) plus or minus the Net Working Capital (the "Initial Payment"), and
(b) the Purchaser's assumption of the Assumed Liabilities. The Initial Payment shall be paid at the Closing as follows: Seventeen Million Five Hundred Thousand Dollars ($17,500,000) plus or minus the amount of the Net Working Capital, as determined from the Estimated Closing Date Balance Sheet, by wire transfer of immediately available funds to the account or accounts designated by Seller, with the remaining balance of Four Million Five Hundred Thousand Dollars ($4,500,000) by delivery of Purchaser's Subordinated Promissory Note (the "Subordinated Note"), in the form attached hereto as EXHIBIT B-1, bearing interest at the rate of twelve percent (12%) per annum, payable quarterly, with annual principal payments on each anniversary of the Closing in the amount of five Hundred Thousand Dollars ($500,000) on the first anniversary, One Million Dollars ($1,000,000) on the second anniversary and the balance (Three Million Dollars ($3,000,000)) on the third anniversary, and including a right of offset to the maximum amount specified in Section 11.3, all as provided in EXHIBIT B-1. The Subordinated Note will be secured by a perfected security interest in all of Purchaser's assets. The security interest will be subordinate and subject only to the security interest held by the lenders providing the financing contemplated by the Debt Financing Commitments (and to be held by the New York State Job Development Authority, but only to the extent that it replaces and does not increase any portion of the Debt Financing Commitments) and shall be superior to the debt portion of the equity investments made in Purchaser as evidenced by the form of Investor Subordinated Note attached hereto as EXHIBIT B-3. The security interest shall be granted pursuant to a general security agreement in the form attached hereto as EXHIBIT B-2.

         3.2 Additional Purchase Price.

                  (a) In the event that prior to the fourth anniversary of the Closing Date Purchaser receives any tangible benefit of all or a portion of the excess assets (determined on a plan termination basis as of the Closing Date) from the over-funded pension plan which covers certain of Seller's employees, whether by "holiday" in making additional contributions, by reduction of contribution obligations over the level required on a per participant basis as of the Closing Date, by increase in its benefits which, absent the over-funding, would result in an increase in Purchaser's so-called "normal cost" for benefits, by receipt of a loan or equity investment in Purchaser (through any means or device, including but not limited to an ESOP investment by plan trustees) by a reversion of excess assets to the Purchaser, by the use of the excess assets to provide other benefits (e.g., health, disability or death benefits) or otherwise, then Purchaser shall pay Seller an amount equal to 50% of such benefit. If Seller and Purchaser cannot agree that a benefit was received and/or what the amount thereof is, they shall refer the matter to a firm of independent accountants (which may use actuaries) to resolve the matter. The Purchaser and Seller shall share equal responsibility for the fees and expenses of the independent accounting firm. This Section shall be binding on any successor to Purchaser, whether through sale of substantially all of the Assets or the capital stock of Purchaser or by merger or consolidation or otherwise.

                  (b) In the event that Purchaser recovers more than $700,000 net proceeds after expenses from the sale, scrapping or disposal of cooperage included in the Assets in the three years following the Closing Date, Purchaser shall pay Seller 50% of such amounts. In the event that in the three (3) years following the Closing Date Purchaser recovers any amount from the disposal of bottling/keg lines which is not reinvested in the business within six (6) months or the time required to install the replacement/new facility, whichever is later, Purchaser shall pay Seller 50% of such amount. Purchaser agrees to notify Seller of any such recovery and for three years after Closing to provide Seller with copies of its quarterly balance sheet within 45 days after the end of each fiscal quarter except the period shall be 90 days for the final fiscal quarter (year end).

                  (c) Sale of Assets. In the event that within one year after Closing Purchaser sells substantially all of the Assets acquired in this transaction and the proceeds net of shut-down and sale costs are greater than the Purchase Price offered in Section 3.1, the Purchaser and Seller shall share equally in the excess.

                  (d) The claims and rights of Seller under subsections (a), (b) and (c) of this Section 3.2 may not be assigned except to a liquidating trust or similar entity.

         3.3 Allocation of Purchase Price. The Purchaser and the Seller hereby agree that the Purchase Price of the Assets is allocable as shown on SCHEDULE
3.3 annexed hereto. In the event that Purchaser and Seller are unable to agree on the allocation, each shall be free to file all returns and reports including without limitation, all federal, state and local income, sales and use, and franchise tax returns, on the basis of its own allocation, and on the basis of the Purchase Price.

         3.4 General Adjustment of Purchase Price.

                  (a) The Seller shall prepare and deliver to the Purchaser on or prior to the Closing Date an unaudited balance sheet of Seller as of the month ending nearest the Closing Date for which Seller has a month ending unaudited balance sheet (the "Estimated Closing Date Balance Sheet"). As soon as practicable after the Closing Date hereof, but in no event later than seventy-five (75) calendar days after the Closing Date, the Seller shall prepare an audited balance sheet of the Seller as at the Closing Date (the "Closing Date Balance Sheet"), and shall deliver it to the Purchaser with an audit report thereon. The Closing Date Balance Sheet shall be audited by the accounting firm regularly serving the Seller (the "Auditor") at the expense of Seller, and shall be prepared in accordance with GAAP, except that there shall be no accrual in respect of Environmental Claims or other matters for which the Seller is obligated to indemnify the Purchaser. The audit report delivered by the Auditor shall be addressed to the Seller.

                  (b) The Purchaser and Seller shall have the right to dispute any of the items or amounts set forth on or omitted from the Closing Date Balance Sheet, and the accounting treatment of items for a period of thirty (30) days from the date the Purchaser or Seller, as the case may be, receives the Closing Date Balance Sheet and the Auditor's report thereon by notifying the other party of the specific items or amounts being disputed and its position with respect to such items or amounts. If the Purchaser and the Seller are unable to resolve any such disputes within thirty (30) days, either party may elect to refer the dispute or disputes to a mutually agreeable nationally recognized accounting firm (the "Independent Accountant") for determination, and such determination by the Independent Accountant shall be final and binding on the parties. The Purchaser and the Seller shall cooperate fully with the Independent

Accountant and shall provide the Independent Accountant with any and all information and records as shall be requested by the Independent Accountant. The Closing Date Balance Sheet, as revised to reflect the agreement of the parties with respect to all disputed items or amounts, or alternatively to reflect the determination of the Independent Accountant, is referred to herein as the "Final Balance Sheet".

                  (c) In the event either party submits a dispute to the Independent Accountant for resolution as provided above, the Purchaser and the Seller will share responsibility for the fees and expenses of the Independent Accountant as follows:

                    (i) if the Independent Accountant resolves all of the remaining disputes in favor of the Purchaser (the Net Working Capital so determined is referred to herein as the "Low Value"), the Seller will be responsible for all of the fees and expenses of the Independent Accountant;

                    (ii) if the Independent Accountant resolves all of the remaining disputes in favor of the Seller (the Net Working Capital so determined is referred to herein as the "High Value"), the Purchaser will be responsible for all of the fees and expenses of the Independent Accountant; and

                    (iii) if the Independent Accountant resolves some of the remaining disputed items in favor of the Purchaser and the rest of the remaining disputed items in favor of the Seller (the Net Working Capital so determined is referred to herein as the "Actual Value"), the Seller will be responsible for that fraction of the fees and expenses of the Independent Accountant equal to
(x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Purchaser will be responsible for the remainder of the fees and expenses.

The Seller will make the work papers and back-up materials used in preparing the Closing Date Balance Sheet, and the books and records of the Business available to the Purchaser and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation of the Closing Date Balance Sheet, (B) the review by the Purchaser of the Closing Date Balance Sheet, and (C) the resolution by the parties of any disputes thereto.

                  (d) If the Net Working Capital as shown on the Final Balance Sheet exceeds the Net Working Capital shown on the Estimated Closing Date Balance Sheet, the Purchaser will pay to the Seller an amount equal to such excess plus interest thereon at the prime rate of Chase Manhattan Bank from the Closing Date in cash, certified check or wire transfer within three (3) Business Days after the date of which the Final Balance Sheet is agreed to by Seller and Purchaser or is finally determined by the Independent Accountant. If the Net Working Capital of the Business as shown on the Final Balance Sheet is less than the Net Working Capital shown on the Estimated Closing Date Balance Sheet, the Seller will pay to the Purchaser the amount equal to such deficiency plus interest thereon at the prime rate of interest of Chase Manhattan Bank from the Closing Date in cash, certified check or wire transfer within three (3) Business Days after the date on which the Final Balance Sheet is agreed to by Seller and Purchaser or is finally determined by the Independent Accountant. In either case the parties agree that any adjustment provided for herein shall be treated as an adjustment to the Purchase Price.

         3.5 Management Agreement. The parties agree to enter into a management agreement, in the form of EXHIBIT C annexed hereto (the "Management Agreement") providing for (a) Purchaser's management of the assets and business of GC after Closing, (b) rental of space and use of equipment in connection with the management services being provided to GC by Purchaser, (c) ancillary costs of continued operation of GC, and (d) payment by GC to Purchaser of a management fee of Thirty Thousand Dollars ($30,000) per month. The initial term will be four (4) months from the Closing Date and GC will have an option to extend the term for two (2) additional four (4) month terms on the same terms and conditions.


                                   ARTICLE IV
                                   THE CLOSING

         4.1 Closing Date. The parties will endeavor to consummate the transactions contemplated hereby (the "Closing") by October27, 2000 and in any event on the date that is two (2) Business Days after the day on which each condition set forth in Articles VIII and IX has been satisfied or is waived by the party entitled to the benefit of such condition, or at such other place and at such other time and date as may be mutually agreed upon by the parties hereto. The date of the Closing is referred to in this Agreement as the "Closing Date." The Closing shall take place at the offices of Underberg & Kessler LLP, 1800 Chase Square, Rochester, New York 14604, or such other location as the parties may mutually agree, on the Closing Date.

         4.2 Proceedings at Closing. All corporate proceedings to be taken and all agreements, instruments and documents to be executed and delivered by the Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. All corporate proceedings to be taken and all agreements, instruments and documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All corporate proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously as of11:59 P.M., on the Closing Date, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         4.3 Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following:

                  (a) duly executed and acknowledged instruments of transfer and assignment of the Assets, including, as appropriate, bargain and sale deeds with covenants against grantor's acts, assignments, transfers of Licenses and Permits (to the extent assignable by Seller), bills of sale, certificates of title and/or New York State (and, if applicable, city or county) transfer tax forms, each dated the Closing Date, sufficient to vest in Purchaser the right, title and interest in the Assets, free and clear of all Liens other than Permitted Exceptions and Real Property Permitted Exceptions (as described in SCHEDULE 5.8 annexed hereto), each being conveyed at the Closing in accordance with the terms of this Agreement;

                  (b) a receipt for the portion of the Purchase Price payable at the Closing;

                  (c) full undisturbed possession of the Assets, and full use and enjoyment of the same subject to Permitted Exceptions and Real Property Permitted Exceptions;

                  (d) secretary's certificates and such certificates from public officials relating to legal existence, corporate good standing, certificate of incorporation and Tax clearance, including certificates issued by the appropriate Governmental Authorities dated as of a date within five days of the Closing as to the good standing of the Seller in the state of New York and the other deliveries required by Article VII, or additionally as the Purchaser may reasonably request;

                  (e) an executed copy of the Management Agreement;

                  (f) executed copies of the Consents referred to in Section
7.5;

                  (g) agreements signed by GC consistent with the terms of EXHIBIT D annexed hereto;


                  (h) duly executed certificates of amendment for the Seller, in form suitable for filing with appropriate Governmental Authority, changing its name to eliminate reference to the name "Genesee", "High Falls" or the names of any of the Brands.

                  (i) such other agreements, instruments and documents as the Purchaser or its counsel may reasonably request; and

                  (j) a certificate of the Secretary or other officer of Seller not affiliated with the Purchaser to the effect that (i) the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, (ii) Seller has complied in all material respects with all of its covenants and agreements set forth in this Agreement through the Closing Date, and (iii) all of the conditions set forth in Article IX of this Agreement have been satisfied or waived by Seller.

         4.4 Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver to the Seller the following:

                  (a) immediately available funds by wire transfer for that portion of the Initial Payment as provided in Section 3.1 hereof;

                  (b) a duly executed Subordinated Note in the form of EXHIBIT B-1 annexed hereto and a duly executed Security Agreement in the form of EXHIBIT B-2 annexed hereto and UCC-1 financing statements;

                  (c) duly executed and acknowledged instruments of assumption evidencing the assumption by the Purchaser of the Assumed Liabilities in accordance with the terms of this Agreement, pursuant to which the Purchaser will assume the Assumed Liabilities;

                  (d) secretary's certificates and such certificates from public officials relating to legal existence, corporate good standing, articles of organization and Tax clearance, as well as a certificate issued by the appropriate Governmental Authorities dated as of a date within five (5)

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                                 Page 38 of 272

days of the Closing as to the good standing of Purchaser in the State of New York, and the other deliveries required by Article IX, or additionally as the Seller or its counsel may reasonably request;

                  (e) an executed copy of the Management Agreement;

                  (f) the other agreements, instruments and documents referred to in Article IX hereof and such other agreements, instruments and documents as the Seller or its counsel may reasonably request;

                  (g) a certificate of the President or other officer of Purchaser to the effect that (i) the representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, (ii) Purchaser has complied in all material respects with all of its covenants and agreements set forth in this Agreement through the Closing Date, and (iii) all of the conditions set forth in Article VIII of this Agreement have been satisfied or waived by the Purchaser.


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         5.1 Organization, Standing, Power and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, and has all necessary right, power and authority to
(i) own, operate, lease and sell the Assets; (ii) to enter into this Agreement;
(iii) to carry out its obligations hereunder; and (iv) to consummate the transactions contemplated hereby. The Seller is duly qualified as a foreign corporation and is in good standing, in each of the jurisdictions listed on
SCHEDULE 5.1 annexed hereto, those jurisdictions being all of the jurisdictions where such qualification is required by Law except where the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, and no other approval is necessary for the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         5.2 No Conflict. The execution and delivery of this Agreement do not, the consummation of the transactions described herein and contemplated hereby, and the compliance by the Seller with any of the provisions hereof, will not result in or constitute (a) a default, breach or violation of the Certificate of Incorporation or the By-laws of the Seller or any Contract or Lien to which the Seller is a party or by which any of the Assets are bound; (b) subject to the receipt of the Consents required as referred to in Section 5.3, an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of the Seller under any Contract or Lien to which the Seller is a party or by which any of the Assets are bound; (c) the creation or imposition of any Lien on any property of the Seller associated with the Genesee Brewery, under any Contract to which the Seller is a party or by which any of the Assets are bound; (d) a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Seller or any of the Assets are bound; or (e) violate or conflict with any other restrictions of any kind or character to which the Seller or an Affiliate thereof or any of the Assets is subject that, individually or in the aggregate, could have a Material Adverse Effect.

         5.3 Consents. Except as set forth on SCHEDULE 5.3 annexed hereto, the execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any Consent, other than (a) routine filings, if any, required by the alcoholic beverage control and corporate laws of jurisdictions in which Seller is qualified to transact businesses as a foreign corporation, and (b) Consents, the failure to obtain which, individually or in the aggregate, would not have a Material Adverse Effect on the Business.

         5.4 Operational Statements. SCHEDULE 5.4 annexed hereto contains complete and correct copies of the financial statements of the Genesee Brewery for the 1999 and 2000 fiscal year and the period from May 1, 2000 through July 29, 2000 (the "Operational Statements").

         5.5 Absence of Undisclosed Liabilities. Except as set forth in the Schedules to this Agreement, to the Seller's Knowledge, the Seller has no Liabilities related to or arising from the operation of the Genesee Brewery or other ownership, possession or use of the Assets (other than Liabilities arising in the ordinary course of business).

         5.6 Absence of Certain Developments. Since April 30, 2000, the operations of the Genesee Brewery have not experienced any change or event which has had or would, individually or in the aggregate, have a Hazardous Environmental Effect, and, except as set forth on SCHEDULE 5.6 annexed hereto, to Seller's Knowledge, the Seller has not taken any of the actions or permitted to occur any of the events specified in Section 7.1 or committed to do any of the foregoing in connection with the Genesee Brewery.

         5.7 Taxes.

                  (a) Except as set forth on SCHEDULE 5.7 annexed hereto, the Seller has filed, been included in or sent, or will file, be included in or send, all returns, declarations and reports and all information returns and statements (collectively, "Returns") required to be filed or sent with respect to all net income, gross income, alternative or add-on minimum, environmental, gross receipts, sales, use, goods and services, ad valorem, transfer, toll-gate, capital stock, franchise, profits, license, withholding, payroll, single business, employment, excise, severance, documentary, stamp, occupation, property, unemployment, real estate taxes and assessments or other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, and any installments with respect thereto, together with any interest penalties, additions to tax or additional amounts imposed or proposed to be assessed thereon by any taxing authority (domestic or foreign) in connection with the Genesee Brewery (collectively, "Taxes"), for any period on or before the time of Closing.

                  (b) All Taxes (plus any interest, penalties and additions to Taxes that were or are proposed to be assessed thereon, if any) due and with respect to the Returns with respect to the Business have been fully paid or, as described in greater detail in SCHEDULE 5.7, are being contested in good faith by appropriate proceedings. All required Tax estimates, deposits, prepayments and similar reports or payments for all periods have been properly made. The Seller is not delinquent in the filing of any Return or the payment of any Tax and has not requested any extension of time within which to file any Return.

                  (c) All Taxes that the Seller was required, or prior to the Closing Date will be required, by Law to withhold or collect have been (in the case of those Taxes that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those Taxes that were already required to be paid) or will be paid to the appropriate Governmental Authorities. There are no Liens with respect to Taxes upon any of the Assets except for the Permitted Exceptions and Taxes not yet due.

                  (d) Except as set forth on SCHEDULE 5.7(D), the business conducted by the Seller at the Genesee Brewery is not currently under examination by the Internal Revenue Service (the "IRS") or any other Governmental Authority with respect to Taxes. Except as set forth in SCHEDULE 5.7(D), neither the Seller nor the Business has been contacted by or is currently corresponding with any Governmental Authority with respect to failure of Seller to file Returns and/or pay any Taxes.

         5.8 Real Property. With respect to all of the Real Property and except for the permitted exceptions (the "Real Property Permitted Exceptions") as set forth on SCHEDULE 5.8 annexed hereto:

                  (a) the Seller has no Knowledge that Seller does not have insurable fee simple title to the Real Property free and clear of any Liens except the Real Property Permitted Exceptions;

                  (b) to the Knowledge of Seller and except as set forth in
SCHEDULE 5.8(B) annexed hereto, there are no pending or to the Knowledge of the Seller any threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property or other matters having a Material Adverse Effect on the current use, occupancy or value thereof (determined with respect to each separate parcel thereof);

                  (c) the legal description for the Real Property contained in EXHIBIT A describes such Real Property,

                  (d) to the Knowledge of Seller,(i) the buildings and improvements are located within the boundary lines of the described parcels of land, (ii) there exists no material violation of applicable setback requirements, zoning laws, and ordinances, (iii) the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and
(iv) the Real Property is not located within any flood plain or subject to any similar type restriction for which any Licenses or Permits necessary to the use thereof have not been obtained;

                  (e) to the Knowledge of Seller, all facilities have received all necessary approvals of governmental authorities (including Licenses and Permits) required in connection with the ownership or operation thereof and have been and are being operated and maintained in material accordance with applicable Laws, rules and regulations and the terms and conditions of such Licenses and Permits;

                  (f) to the Knowledge of Seller, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Real Property except as may be included in the Real Property Permitted Exceptions;

                  (g) to the Knowledge of Seller, there are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein;

                  (g) to the Knowledge of Seller, there are no parties in possession of the Real Property other than Seller;

                  (h) to the Knowledge of Seller all facilities and Improvements located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as operated by Seller, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate to the knowledge of Seller in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property;

                  (i) to the Knowledge of Seller, the Real Property abuts on and has direct vehicular access to public roads and access to the property is provided by paved public right-of-way with adequate curb cuts available;

                  (j) to the Knowledge of Seller, the Real Property constitutes numerous tax parcels as set forth on EXHIBIT A for purposes of ad valorem taxation;

                  (k) to the Knowledge of Seller, the Real Property does not require any rights over, or restrictions against, other property, in order to comply with any zoning or land use laws or regulations or to operate the Business thereon; and

                  (l) Except for the specific representations and warranties set forth herein, the Purchaser agrees to accept the Real Property and all Improvements in "AS IS" condition as of the Execution Date and agrees that Seller has no obligation to repair, restore or rebuild any portion thereof, including the CSX trestle. In the event that the Real Property or Improvements are damaged prior to Closing, Seller shall either repair the damage or give Purchaser a credit against the cash portion of the Purchase Price for the reasonable cost of repair, subject to the provisions of Section 12.1(l).

         5.9 Environmental, Health and Safety Matters. Except as set forth in the Environmental Phase I Report and Phase II Investigation annexed hereto as
SCHEDULE 5.9.

                  (a) The Seller has materially complied and is in material compliance with all Environmental, Health, and Safety Requirements in connection with its ownership, occupation and operation of the Real Property, Improvements and the Business.

                  (b) Without limiting the generality of Section 5.9(a), the Seller has obtained and complied with, and is in material compliance with, Licenses and Permits required for the ownership, occupation and operation of the Real Property and Improvements, and any other facilities and the operation of the Business.

                  (c) Within the past five (5) years, the Seller has not received any written notice, claim, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective action obligations, or any worker safety or other toxic tort Liabilities relating to the Real Property or Improvements or other facilities or the Business arising under Environmental, Health and Safety Requirements or arising from any third party claim or action. There are no unresolved notices of violation or liability against the Seller.

                  (d) None of the following exists on the Real Property or
Improvements: (1) underground storage tanks, (2) materials or equipment containing polychlorinated biphenyls at levels at or above 50 parts per million or (3) landfills, surface impoundments, lagoons or disposal areas.

                  (e) With respect to the Real Property and Improvements, the Seller has never expressly, or by operation of law (except as may arise under applicable statutory or regulatory provisions as may pertain to the acquisition of real property) assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements or any third party claim or action.

                  (f) The Real Property and Improvements are free from contamination by Hazardous Materials that exceed any permissible limit and that would require investigation and/or remediation under any Environmental, Safety and Health Requirements, except for such Hazardous Materials for which a no further action determination has been received from an applicable Governmental Authority, as disclosed on SCHEDULE 5.9.

         5.10 Insurance. To the Knowledge of Seller, the Seller has casualty, general liability and other insurance policies for the assets and properties of the Business that are sufficient for compliance with all requirements of law and all Contracts relating to machinery, equipment and vehicles at the Genesee Brewery up to the Closing Date (the "Insurance").

         5.11 Tangible Property. The Seller has, and as of the time of the Closing, through sole membership interest in GBC Equipment, LLC, Seller will have and transfer to the Purchaser good, marketable or insurable title to, or a valid leasehold interest in, all Tangible Property constituting part of the Assets, free and clear of any Liens, except for (i) minor imperfections of title, none of which is substantial in amount, detracts from the value or impairs the use of the property or the operation of the Business and which are described on SCHEDULE 5.11 attached hereto, or (ii) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings (the items in clauses (i) and (ii) being "Permitted Exceptions"). Except for the specific representations and warranties set forth herein, all Tangible Property is taken "AS IS" and "WHERE IS." In the event that the Tangible Property is damaged prior to Closing, Seller shall either repair the damage or give Purchaser a credit against the cash portion of the Purchase Price for the reasonable cost of repair, subject to the provisions of Section 12.1(l).

         5.12 Machinery. The Seller has, and as of the time of the Closing, through sole membership interest in GBC Equipment, LLC, Seller will have and transfer to the Purchaser good, marketable or insurable title to, or a valid leasehold interest in, all Machinery constituting part of the Assets, free and clear of any Liens, except for minor imperfections of title, none of which is substantial in amount, detracts from the value or impairs the use of the Machinery or the operation of the Business and which are described on SCHEDULE
5.12 attached hereto. Any and all leases relating to Machinery are set forth on
SCHEDULE 5.12 annexed hereto are, and as of the time of the Closing will be, in full force and effect, will expire on the dates set forth on SCHEDULE 5.12 hereto and, except as provided on SCHEDULE 5.12(I) annexed hereto, will be fully assignable. Except for the specific representations and warranties set forth herein, all Machinery is taken "AS IS" and "WHERE IS." In the event that the Machinery is damaged prior to Closing, Seller shall either repair the damage or give Purchaser a credit against the cash portion of the Purchase Price for the reasonable cost of repair, subject to the provisions of Section 12.1(l).

         5.13 Intangible Assets.

                  (a) SCHEDULE 2.1(C) attached hereto sets forth an accurate and complete list of all registered and granted Intangible Assets and applications therefor used in the Business. To Seller's Knowledge, the Seller has not during the past three years been known by or done business under any name other than as listed in SCHEDULE 2.1(C).

                  (b) To Seller's Knowledge, no use of the Intangible Assets, the nature of any of the products they sell, the services they provide, or the conduct of the Business infringes upon, is inconsistent with or otherwise violates the rights of any third party in or to such Intangible Assets. In addition, no claim has been asserted or, to Seller's Knowledge, threatened with respect to the foregoing. Except as set forth on SCHEDULE 5.13, the Seller has no Knowledge of any claim which can be asserted successfully by any Person against the Seller with respect to the use of any of the Intangible Assets challenging or questioning the validity or effectiveness of such use of any such item. The Seller has taken reasonably necessary measures to protect the proprietary nature of each of the Intangible Assets, and to maintain the confidentiality of all confidential information, that the Seller owns or uses in connection with the Business. Except as set forth on SCHEDULE 5.13 annexed hereto, to the Knowledge of the Seller, neither the conduct of any other Person's business, nor the nature of any of the products it sells or services it provides, infringes upon or is inconsistent with any of the Intangible Assets, the infringement of which would have Material Adverse Effect.

                  (c) Except as set forth in SCHEDULE 5.13, to Seller's
Knowledge: (i) all of the registrations or grants relating to the Intangible Assets are subsisting and unexpired, free of all Liens, and have not been abandoned; (ii) the Seller is an owner of record of each application, registration or grant for each of the Intangible Assets, and has properly executed and recorded all documents necessary to perfect its title to such Intangible Assets; and (iii) there has been no claim to the title of any right to the Intangible Assets which could have a Material Adverse Effect on title or use of such Intangible Asset.

                  (d) To Seller's Knowledge, SCHEDULE 5.13 sets forth a correct and complete list, of all material existing licenses, sublicenses, and permissions to use any of the Intangible Assets (in each case identifying the Intangible Asset licensed, the license parties, and the date of the license agreement or other agreement permitting use of the item). To Seller's Knowledge,

SCHEDULE 5.13 sets forth a correct and complete list of all material licenses, sublicenses, and permissions to use any of the Intangible Assets to which the Seller is a party. To Seller's Knowledge, there is no material default by the Seller under such licenses, sublicenses, or permissions that is reasonably likely to have a Material Adverse Effect.

         5.14 Employees.

                 (a) SCHEDULE 5.14 annexed hereto sets forth an accurate and complete list of all Employment Agreements related to the Business to which the Seller is a party or is bound; (b) there are no material controversies pending or, to the knowledge of the Seller, threatened involving any employee or group of employees, other than Management Employees, in connection with the Business which would have a Material Adverse Effect; (c), except as set forth in SCHEDULE 5.14, there are no other collective bargaining or other union contracts involving the Business; (d) except as set forth on SCHEDULE 5.14, there is no unfair labor practice charge or complaint against or related to the Business pending ; (e) to Seller's Knowledge Seller has not received notice of the intent of any federal, state or local governmental authority responsible for enforcement of labor or employment laws to conduct an investigation with respect to the Business; (f) no such investigation is in progress. In the last five years, the Business has not suffered or sustained any work stoppage;, and (g) no such work stoppage is threatened.

         5.15 Employee Benefit Matters.

                  (a) SCHEDULE 5.15 annexed hereto lists the all Employee Benefit Plans of the Seller. Listed separately, and designated as such on
SCHEDULE 5.15, are all Pension Plans subject to Title IV of ERISA, all Multiemployer Plans, any union sponsored multiemployer welfare benefit fund and any "welfare benefit fund" defined in Section 419(e) of the Code.

                  (b) There is no pending dispute between Seller or ERISA Affiliate, and any Multiemployer Plan concerning payment of contributions or payment of withdrawal liability payments.

                  (c) None of the Company or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course), including, without limitation, any material liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such material liability. Except as set forth on SCHEDULE 5.15, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Employee Benefit Plan.

                  (d) Each of the Employee Benefit Plans sponsored by Seller intended to qualify under Section 401 of the Code ("Qualified Plans") so qualifies, and, except as disclosed on SCHEDULE 5.15, nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.

                  (e) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) and, except as disclosed on
SCHEDULE 5.15, no accumulated funding deficiencies exist in any of the Employee Benefit Plans subject to Section 412 of the Code.

                  (f) The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in compliance with applicable law.

                  (g) There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under
Section 4063(a) of ERISA.

                  (h) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Seller's Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans which, either individually or in the aggregate, could result in material liability to the Company.

                  (i) Complete and correct copies of the following documents, with respect to each of the Seller's Employee Benefits Plans (as applicable), have been delivered to Buyer: (i) any plan documents and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all nonwritten agreements relating to the Seller's Employee Benefit Plans.

                  (j) There are no pending legal proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or the Company or any of the Seller, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

                  (k) Each of the Seller's Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the Seller's Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

         5.16 Compliance With Laws. To Seller's Knowledge, the Seller's Business at the Genesee Brewery and the Assets substantially comply, and have substantially complied, with all applicable Laws, Judgments, Licenses and Permits, except for violations, if any, which are not either, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Genesee Brewery. With respect to the Business, to the Seller's Knowledge, no changes are required in connection with the Genesee Brewery's manufacturing or packaging processes, properties or procedures to comply with such Laws, Judgments and Licenses and Permits, and the Seller has received no notice which alleges or suggests any non-compliance that has not been cured. To Seller's Knowledge, all material notices and complaints of violations or alleged violations of Laws and Judgments received in the last three years by the Seller in connection with the Business or any of the are set forth on SCHEDULE 5.16.

         5.17 Licenses and Permits. SCHEDULE 5.17 annexed hereto contains an accurate and complete list (including the name of the licensor, a summary of the license and the date of expiration or renewal) of any licenses, permits, approvals, franchises, registrations, accreditations, authorizations or variances issued to the Seller and used in connection with the Genesee Brewery, necessary to the conduct of the Business or required by any Governmental Authority or Law for the conduct of the Business,(except where the lack of such license or permit would not have a Material Adverse Effect on the Business), or applications therefor (collectively, the "Licenses and Permits"). Except as set forth in SCHEDULE 5.9 or SCHEDULE 5.17, all Licenses and Permits are valid and in full force and effect. Except as set forth on SCHEDULE 5.17, there are no pending or, to Seller's Knowledge, threatened proceedings which could result in the termination, revocation, limitation or impairment of any of such Licenses and Permits. The Licenses and Permits are sufficient to enable the ownership and conduct of the Business, as currently conducted. Except as set forth on SCHEDULE 5.17, none of the Licenses and Permits are transferable to Purchaser. Purchaser shall be responsible for affecting the transfer of any Licenses and Permits that are transferable and for acquiring in its name any Licenses and Permits that cannot be transferred, all at Purchaser's expense, provided that Seller shall, prior to the Closing Date and for a period of one year thereafter, execute and deliver to Purchaser any document and provide such other assistance as may reasonably be requested by Purchaser to effect any such transfer or in connection with the transfer or acquisition by Purchaser of any Licenses and Permits. To Seller's Knowledge, all notices and complaints of violations or alleged violations of Licenses and Permits received by the Seller in the last three years are set forth in SCHEDULE 5.17.

         5.18 Legal Proceedings. Except as disclosed in SCHEDULE 5.18 annexed hereto: (a) the Seller is not engaged in or a party to or, to the knowledge of the Seller, threatened with any Legal Proceeding with respect to the Assets or the Business; (b) the Seller has not received notice of any investigation threatened or contemplated by any Governmental Authority with respect to the Assets; (c) neither the Seller, the Business nor the Assets is subject to any Judgment or other agreement which, among other things, restricts or adversely affects the ability of the Seller from operating its business at the Genesee Brewery, as it is currently conducted, which would have a Material Adverse Effect on the Seller or which restricts the ability of the Seller to consummate the transactions contemplated by this Agreement; and (d) there is no Legal Proceeding pending or, to the knowledge of the Seller, threatened by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with the transactions contemplated hereby.

         5.19 Contracts. To Seller's Knowledge: (a)the Seller is not a party to any material Contract relating to the Business which is not set forth in
SCHEDULE 5.19 annexed hereto; (b) the Contracts listed in SCHEDULE 5.19 are valid, binding and enforceable on all parties thereto and in full force and effect; (c) the Seller has not violated any of the terms thereof in any material respect; (d) no material violation of the terms thereof by any party thereto has occurred and is continuing; (e) no claim has been made by any party thereto that any other party is in default thereunder; and the Seller has not received notice that any such Contract is being or will be cancelled. Except as described in
SCHEDULE 5.19, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will or constitutes an event which will, upon the giving of notice, lapse of time or both, result in a default under or termination of any such Contract.

         5.20 Books and Records. To Seller's Knowledge, no Books and Records have been altered or destroyed in contemplation of this transaction.

         5.21 No Brokers. Except as set forth in SCHEDULE 5.21 annexed hereto, to Seller's Knowledge, the Seller has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby.

         5.22 Proxy Statement. The Proxy Statement of GC which will be used in connection with the special or annual meeting of GC shareholders to be called pursuant to Section 7.16 hereof will not, at the date of the Shareholders Meeting, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation is made by Seller with respect to statements therein as to information concerning Purchaser or its Affiliates supplied in writing by Purchaser or its Affiliates specifically for inclusion in the Proxy Statement.

         5.23 Independence of Representations. Each of the separate representations and warranties set forth in this Article V will not affect the interpretation of any other Section. The lack or omission of a representation or warranty on specific subject matter will not be construed to exclude that subject matter from the scope of a more general representation or warranty applicable thereto.


                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         6.1 Organization, Standing, Power and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has all necessary power and authority (i) to carry on its business as now conducted; (ii) to enter into this Agreement; (iii) to carry out its obligations hereunder; and (iv) to consummate the transactions contemplated hereby. The Purchaser is, or will at Closing be, duly qualified as a foreign limited liability company, and is in good standing, in New York and in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

         6.2 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions described herein and contemplated hereby, and the compliance by Purchaser with any of the provisions hereof, will not, result in or constitute (a) a default, breach or violation of the Articles of Organization or the Operating Agreement of the Purchaser; (b) subject to the receipt of the Consents required as set forth on SCHEDULE 6.3 annexed hereto, an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any material indebtedness or obligation of the Purchaser under any material Contract to which the Purchaser is a party or by which any of its material assets are bound; (c) the creation or imposition of any Lien on any property of the Purchaser, under any material Contract to which the Purchaser is a party or by which any of its material assets are bound; or (d) a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Purchaser or any of its material assets are bound, except, in each case, for such defaults, breaches, violations, events, Liens or restrictions as would not prevent the Purchaser from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on the Purchaser.

         6.3 Consents. Except as set forth on SCHEDULE 6.3 annexed hereto, the execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any Consent, other than routine filings, if any, required by the corporate laws of jurisdictions in which the Purchaser is qualified to transact business as a foreign corporation, except where the failure to obtain such Consent would not have a Material Adverse Effect.

         6.4 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with the transactions contemplated hereby.

         6.5 No Brokers. Except as set forth in SCHEDULE 6.5 annexed hereto, the Purchaser has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby.

         6.6 No Other Agreements To Sell The Assets Or Capital Stock Of The Purchaser. The Purchaser does not have any legal obligation, absolute or contingent, other than the obligations of the Purchaser under this Agreement or related agreements with Seller or any debt or equity financing commitments to any person or firm to (a) sell assets other than in the ordinary course of business consistent with past practices, (b) sell any equity or debt obligations of the Purchaser (other than as described in SCHEDULE 1.19) or effect any merger, consolidation or other reorganization of the Purchaser or (c) enter into any agreement with respect to any of the foregoing.

         6.7 Purchaser's History, Etc. Purchaser has been organized solely for the purpose of consummating the transactions contemplated hereunder, has conducted no business or operations of any nature and has incurred no obligations or liabilities other than those created by or in connection with this Agreement. Purchaser is its own "ultimate parent entity," as such term is defined under the HSR Act. Purchaser is not a $10 million person, as determined under the HSR Act.

         6.8 Purchaser's Solvency. After giving effect to the consummation of the transactions contemplated hereunder, as of the Closing the assets of Purchaser will exceed its liabilities and it will have the financial resources and ability to pay and discharge its obligations as they become due.

         6.9 Projections. The Projections have been prepared in good faith based upon reasonable assumptions, reasonably believed by the Purchaser to be reasonable and fair as of the Execution Date in the context of the Seller's history and current and reasonably foreseeable business conditions.

         6.10 Financing and Availability of Funds. The financing provided for under the Debt Financing Commitments together with the Equity Financing Commitments described in SCHEDULE 1.19 which Purchaser is seeking to raise will be sufficient to allow Purchaser to pay the Purchase Price at the times and in the manner set forth in this Agreement, to satisfy all its other obligations under this Agreement and to Purchaser's Knowledge are reasonably believed to be sufficient to otherwise carry out its business plan. At Closing, the Purchaser will have available sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

         6.11 No Knowledge of Inconsistent Information. The Purchaser does not have any Knowledge of, and has not learned of, any information that is inconsistent with any of the representations or warranties of Seller made herein, including the information contained in each of the Schedules annexed hereto.

         6.12 No Impediment to Governmental Approvals. To Purchaser's Knowledge neither the Management Employees, nor any officer, director, employee or source of debt or equity financing to Purchaser is subject to any condition, status or circumstance that would prevent Purchaser from being issued any federal, state or local permits, licenses or other governmental approvals needed to operate the Business after the Closing.

         6.13 Proxy Statement. The information to be supplied by Purchaser or its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to GC shareholders and at the time of the Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading. If any time prior to the Shareholders Meeting any event relating to the Purchaser or any of its Affiliates, officers or directors should be discovered by Purchaser which should be set forth in a supplement to the Proxy Statement, Purchaser shall promptly inform Seller.


                                   ARTICLE VII
                                    COVENANTS

         From and after the date hereof and until the Closing, the parties hereby covenant and agree as follows:

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                                 Page 50 of 272

         7.1 Conduct of Business. Except as otherwise expressly contemplated by this Agreement or reflected on a Schedule hereto, or as specifically consented to in writing by the Chief Executive Officer or Chief Financial Officer of the Purchaser, from and after the Execution Date until the Closing Date, the Seller will use its commercially reasonable best efforts to preserve its present relationships with Persons having business dealings with the Business, operate its business at the Genesee Brewery in the ordinary course, maintain its Books and Records in accordance with good business practices on a basis consistent with prior practices, and maintain all material Insurance and Licenses and Permits necessary for the conduct of the Business as currently conducted, and without limiting the generality of the foregoing the Seller will not take any of the following actions or permit to occur any of the following events, except in the ordinary course of business:

                  (i) sell, assign, transfer or otherwise dispose of any Asset, except as consistent with past practices or except as otherwise permitted hereunder;

                  (ii) damage, harm or destroy any Asset in any manner;

                  (iii) cancel or waive any claims or rights of value or sell, transfer, distribute or otherwise dispose of any Asset;

                  (iv) dispose of or permit to lapse any rights in, to or for the use of any of the Assets (including, without limitation, the Intangible Assets) except pursuant to judicial or administrative process;

                  (v) disclose to any Person not an employee of the Seller any confidential or proprietary information not heretofore a matter of public knowledge;

                  (vi) in any way increase respective indebtedness levels with respect to any of the Assets, except for Payables;

                  (vii) grant any increase in base compensation or other payment to any of its directors, officers, employees or agents from the Assets of the Business;

                  (viii) enter into, amend or modify in any respect any collective bargaining agreement;

                  (ix) borrow any funds or incur or assume, directly or indirectly (by way of guaranty or otherwise), any Liabilities (whether accrued, contingent, absolute or otherwise) on behalf of the Business;

                  (x) mortgage, pledge or subject to any Lien any Asset (whether real, personal or mixed, or tangible or intangible);

                  (xi) fail to maintain in full force and effect adequate Insurance coverage for destruction, damage to, or loss of any of the Assets;

                  (xii) enter into any Contract which would bind Purchaser after the time of Closing in connection with the Business except as otherwise permitted hereunder;

                  (xiii) take or omit to take any action with respect to the Assets which would, individually or in the aggregate, have a Material Adverse Effect;

                  (xiv) take or omit to take any action with respect to the Assets which would, individually or in the aggregate, have a Hazardous Environmental Effect; or

                  (xv) agree or commit orally or in writing to do any of the foregoing.

         7.2 Alternative Proposal. In the event that the Seller receives from a responsible person or entity a proposal to acquire the Seller or the Assets and the Special Committee, after consultation with and based upon the advice of independent counsel, determines in good faith that furnishing information to, or entering into discussions or negotiations and/or an agreement with such person or entity is necessary for the Special Committee and/or the Board of GC to comply with its fiduciary duties to shareholders under applicable law (an "Alternative Proposal"), the Seller shall promptly notify the Purchaser of such Alternative Proposal and the terms thereof and Purchaser shall have 20 days to submit an improved offer.

         7.3 Employment Matters.

                  (a) The Purchaser shall offer employment, effective at the Closing, to all then active employees of Seller and all employees out on disability, or leave under the Family Medical Leave Act or any other approved leave except those employees specified by name, job description or employment unit listed on SCHEDULE 7.3 annexed hereto. All employees of the Seller who are hired by the Purchaser are referred to in the remaining subsections of this
Section 7.3 as "Transferred Employees" and Purchaser shall defend and indemnify Seller from and against any liability under the WARN Act with respect to those employees.

                  (b) The Purchaser shall, effective as of the Closing Date, adopt for the benefit of the Transferred Employees all the Employee Benefit Plans listed on SCHEDULE 5.15 that cover employees of the Seller immediately prior to the Closing Date (except that portion of any plan providing retiree medical and life insurance benefits to Seller's retired employees). With respect to each such plan, the Purchaser shall be solely responsible on or after the Closing Date for all plan liabilities and responsibilities that apply to a plan sponsor, except to the extent of unfunded liabilities or benefits.

                  (c) The Seller agrees to cooperate with the Purchaser, both before and after the Closing Date, in providing such information or taking such other action as the Purchaser may reasonably request so as to secure an orderly and effective transition of the plan sponsor responsibilities (except for unfunded liabilities or benefits) of the Employee Benefit Plans from the Seller to the Purchaser. The Seller agrees that from the date of this Agreement to the Closing Date it shall maintain the Employee Benefit Plans in the ordinary course and that it will not, except with the written consent of the Purchaser (which agrees not to withhold such consent unreasonably) make any material modifications to such plans or to the procedures and policies by which they are operated.

                  (d) If any employee of the Seller as of the Closing Date ceases to be covered by an insured Employee Benefit Plan because such employee is not included as a Transferred Employee, the Seller agrees that such employee shall continue benefit coverage through the end of the period for which premiums have been paid and, with respect to medical benefits, any COBRA coverage to which the employee or any other qualified beneficiary may be entitled.

                  (e) The Seller agrees that it shall be solely responsible for the following obligations whether or not they relate to an event described in
(c) above: (1) making all employer contributions to plans due prior to the Closing Date; (2) paying all benefits due under a plan's terms and conditions in effect up to the Closing Date except those set forth in (c) above as being the responsibility of the Purchaser upon the termination of plan participation; (3) paying all severance benefits due under any severance arrangement with any employee who ceases employment with the Seller and does not become a Transferred Employee, including WARN Act obligations; and (4) providing retiree health and life insurance benefits for persons who retire from the Seller on or prior to the Closing Date in accordance with the Seller's plan or plans (for this purpose, Seller agrees to establish and be the plan sponsor of such plans as may be required to provide such benefits).

                  (f) The Purchaser shall be responsible for all claims submitted with respect to the Transferred Employees under the Employee Benefit Plans on or after the Closing Date, whether the circumstances giving rise to such claims occur before or after the Closing Date. In addition, the Purchaser agrees to provide coverage for and to administer COBRA coverage for all persons having such coverage or entitled to receive notice of such coverage as of the Closing Date under an Employee Benefit Plan that is a medical benefit plan, including coverage for any employee of the Seller who does not become a Transferred Employee but as of the Closing Date has a qualifying event for COBRA purposes.

                  (g) Purchaser and Seller intend that the sale of the assets pursuant to this Agreement shall constitute a sale of assets under Section 4204 of ERISA with regard to each Multiemployer Plan listed in SCHEDULE 5.15 annexed hereto with respect to which the Seller may incur withdrawal liability on the sale in order to avoid the imposition of complete or partial withdrawal liability to Seller under each such Multiemployer Plan. Purchaser and Seller agree to comply with the provisions of Section 4204 of ERISA with respect to the Multiemployer Plan:

                    (i) Purchaser agrees to contribute to each Multiemployer Plan for substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Seller had an obligation to contribute immediately prior to the Closing to each Multiemployer Plan within the meaning of Section 4204(a)(1)(A) of ERISA, provided, however, that thereafter Purchaser shall not be obligated to contribute more contribution base units than Purchaser is required to contribute under the applicable collective bargaining agreements taking into account any right that Purchaser may have to terminate its employees.

                    (ii) To the extent required, Purchaser agrees to comply with the provisions of Section 4204(a)(1)(B) of ERISA and provide to each Multiemployer Plan for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount (including a letter of credit, if acceptable to the plan) held in escrow by a bank or similar financial institution satisfactory to the plan, in an amount (calculated separately for each such plan) equal to the greater of (A) the average annual contribution required to be made by Seller with respect to the Multiemployer Plan for the three (3) plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller was required to make with respect to the Multiemployer Plan for the last plan year before the plan year in which the Closing Date occurs, which bond (or escrowed funds or letter of credit) shall be paid to the Multiemployer Plan if Purchaser withdraws from the plan or fails to make a contribution to the plan when due, at any time during the first five (5) plan years beginning after the Closing Date; provided, however, that Purchaser shall not be obligated to provide such bond (or escrowed funds or letter of credit) if excepted from such obligation under a variance that may be obtained under applicable law, including, without limitation, the provisions of 29 C.F.R. Section 4204.11, 4204.13 and 4204.21 and further provided that the aforesaid amount shall be doubled if the Multiemployer Plan is in reorganization, within the meaning of ERISA, in the plan year in which the Closing occurs. Notwithstanding any of the foregoing provisions, Purchaser shall have no obligation to provide such bond (or escrowed funds or letter of credit) until notified by the plan trustees of their decision with respect to Purchaser's application to the Multiemployer Plan for variance from such obligation as set forth herein, provided Purchaser timely applies for any variance. The cost of each bond, escrow or letter of credit (and any deposits necessary with regard to any of the foregoing) shall be paid by Purchaser and Purchaser shall be the sole obligor thereunder.

                    (iii) If Purchaser withdraws from the Multiemployer Plan in a complete withdrawal, or a partial withdrawal, during the first five (5) plan years beginning after the Closing Date, Purchaser shall be liable for any withdrawal liability resulting from such action. If the Purchaser withdraws in a complete withdrawal, or a partial withdrawal, with respect to operations during such first five (5) plan years, Seller shall be secondarily liable to the Multiemployer Pension Plan for any withdrawal liability it would have had to the Multiemployer Plan with respect to the operations (but for Section 4204 of ERISA) if the liability of Purchaser with respect to the Multiemployer Plan is not paid.

                    (iv) If at any time after the Closing, and prior to the end of the five (5) year period referred to in (iii) above, the Seller intends to distribute all, or substantially all, of its assets or liquidate, the Seller shall give the Purchaser 90 days notice prior to taking any such action. In such event and assuming the waiver referred to below in this Section 7.3(g)(iv) is not obtained, the Purchaser and the Seller shall each post such bond, escrow or letter of credit in an amount, for the period of time, and in a form that complies with its respective obligations under Section 4204(a)(3) of ERISA. The Purchaser shall on a timely basis seek from the Multiemployer Plan a waiver of the requirement for Seller to post such bond, escrow or letter of credit based on the criteria set forth in PBGC Regulation Sections 4204.12 and 4204.13 and such other factors as the Purchaser, in its sole discretion, deems appropriate (but with no requirement to agree to any concessions requested by the Fund which are not legally required). The Seller hereby authorizes the Purchaser to seek such waiver on its behalf and agree to cooperate with it as reasonably necessary with regard to execution of documents and providing of information.

                  (h) The Purchaser acknowledges that Seller shall have (as of closing) terminated all collective bargaining agreements with unions representing employees past and present. Purchaser shall be responsible for all claims by Transferred Employees alleging breach of a collective bargaining agreement by Seller.

         7.4 Purchaser's Access to Information. From the date hereof, the Purchaser and its counsel, accountants, representatives and agents shall have full access, upon reasonable notice and during normal business hours, to the Genesee Brewery, including all financial, legal and other representatives of the Seller with knowledge of the Business, the Assets and the offices, properties, books, facilities and records of the Business and, upon reasonable notice, shall be furnished in confidence copies of all relevant documents, records and other information concerning the business, finances and properties of the Seller and the Business that they may reasonably request.

         7.5 Consents, Cooperation. Each of the parties hereto will in good faith use its reasonable efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party consents, permits, approvals, orders, authorizations, authorities, qualifications, exemptions and waivers necessary for the consummation of the sale and purchase of the Assets contemplated by this Agreement (collectively, the "Consents"). In furtherance of the foregoing, and not by way of limitation, Seller and Purchaser will fully cooperate with each other, use reasonable efforts and work closely together to achieve (a) an assignment of that certain Amended and Restated Agreement, dated April 30, 1997, between Seller and Boston Beer Company on terms acceptable to both Seller and Purchaser (subject to Seller's right of termination set forth in Section 12.1(g) of this Agreement), (b) an assignment of the Contract Manufacturing Supply Agreement dated August 1, 2000 between Seller and Mark Anthony Brewing, Inc., on terms acceptable to both Seller and Purchaser, (c) amendments as desired by Purchaser and Seller with respect to those certain Union and collective bargaining agreements listed and described in SCHEDULE 7.5(C) annexed hereto, on terms acceptable to both Seller and Purchaser (subject to Seller's right of termination set forth in Section 12.1(h) of this Agreement), and (d) an assignment of the agreements and contractual obligations listed in SCHEDULE 5.3 annexed hereto.

         7.6 Notification of Certain Matters. The parties hereto each agree to give prompt notice to the other of any fact or occurrence or failure to occur of any event, which fact or occurrence or failure to occur would or could reasonably be expected to (i) cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate at any time from the date hereof to the Closing Date, (ii) cause any Material Adverse Effect on the Business or any party hereto, (iii) cause any Hazardous Environmental Effect on the Business or the Genesee Brewery or (iv) cause any material inability or failure on its part to comply with, perform, consummate or satisfy any covenant, condition, transaction or agreement to be performed, consummated, complied with or satisfied by it hereunder.

                  7.7 Financing Commitments. The Purchaser shall diligently pursue and use its best efforts to obtain Debt and Equity Financing Commitments as soon as practicable after the Execution Date and prior to the Financing Commitment Date and to consummate the equity financing contemplated thereby and to close the financing necessary to close the transactions hereunder. Purchaser shall provide Seller with true and complete copies of the Debt and Equity Financing Commitments and any amendments thereto promptly upon securing them. Seller shall be deemed to have approved any such Debt and Equity Financing Commitments, unless Purchaser is notified to the contrary within 24 hours after Purchaser has provided copies of both to Seller.

         7.8 Supplements to Schedules. Prior to the Closing, the parties hereto will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of the Schedules made pursuant to this Section 7.8 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

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                                 Page 55 of 272

         7.9 Title Insurance. The Purchaser will obtain at its cost in preparation for the Closing with respect to the Real Property a commitment for an ALTA Owner's Policy of Title Insurance (10/17/92) with Standard New York Endorsement, in such amount as the Purchaser reasonably may determine to be the fair market value of such real property (including all Improvements located thereon), and shall at Closing purchase insurance thereunder insuring title to the Real Property insuring the interests of Purchaser as of the Closing.

         The title insurance policy delivered under this Section 7.9 shall insure title to the Real Property subject to the Real Property Permitted Exceptions. The title policy affirmatively shall (a) insure that the Real Property includes all property as shown on the Survey, (b) contain an endorsement insuring that each street adjacent to the Real Property is a public street and that there is direct and unencumbered vehicular access to such streets from the Real Property, and (c) include such endorsements available in New York as Purchaser may elect to obtain.

         7.10 Environmental Site Assessments. Seller has retained Haley & Aldrich of New York to conduct a Phase I environmental site assessment of the Real Property at the Genesee Brewery, and has provided to the Purchaser for its independent review and comment an Environmental Phase I Report, dated December, 1999 and related information and documents. The cost and expense of the Environmental Phase I Report and environmental site assessment has been or shall be paid solely by the Seller. Seller has also retained Haley & Aldrich of New York to conduct an environmental Phase II investigation and report (a "Phase II Investigation") mutually agreeable to the Purchaser and Seller in scope, nature and schedule, the cost and expense of the Phase II Investigation to be paid solely by the Seller. Seller has made the final Phase II Study available to Purchaser and the same is satisfactory to Purchaser. Seller makes no representations and warranties to Purchaser as to the accuracy or reliability of the work product prepared by Haley & Aldrich or any third party on behalf of the Seller regarding the environmental condition of the Real Property and Improvements. In the event this Agreement is terminated before consummation, Purchaser shall return to Seller all copies of the Environmental Phase I Report and Phase II Investigation and related information and documents in the possession of Purchaser, its officers, directors, employees, agents, attorneys, lenders, consultants and any other representative.

         7.11 Surveys. With respect to the Real Property, and as to which a title insurance policy is to be procured pursuant to Section 7.9 above, the Seller has provided a survey dated February 21, 2000 made by Charles J. Costich ("Survey")_which is acceptable in all respects to Purchaser except the following which Seller shall complete prior to the Closing:

                  (a) Certify the Survey to Purchaser, Purchaser's lender(s), Purchaser's counsel and the title insurance company issuing the title insurance policy pursuant to SECTION 7.9 of this Agreement.

                  (b) Redate the Survey to not more than thirty (30) days prior to the closing.

         7.12 Transfer Tax Forms. Seller shall deliver at Closing New York State and, if applicable, City of Rochester or Monroe County transfer tax forms, completed and ready for filing (except for Purchaser's signature and acknowledgment), and Seller shall pay and be liable for all New York State and, if applicable, City of Rochester or Monroe County real property transfer taxes associated with the sale of the Real Property to Purchaser.

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                                 Page 56 of 272

         7.13 Title Conditions. Seller and Purchaser acknowledge that the Real Property consists of various parcels of real estate assembled over decades, and that the title to the Real Property may be subject to easements, covenants or restrictions, reservations of mineral rights or other matters, some of which may have lapsed, have otherwise become invalid, ineffective or inoperative ("Title Conditions") all of which shall be set forth in the title insurance commitment to be obtained by Purchaser pursuant to SECTION 7.9. It shall be Seller's obligation to undertake, at its sole expense and prior to Closing, such commercially reasonable steps as are necessary or desirable to remove from title such Title Conditions which have a Material Adverse Effect and for which the title insurance to be obtained by Purchaser does not provide affirmative coverage reasonably acceptable to Purchaser. Upon Purchaser's request, Seller shall cooperate with Purchaser after the Closing to take commercially reasonable steps without substantial expense to Seller (not exceeding $5,000.00) to remove from title such Title Conditions which were neither removed from title prior to Closing nor for which affirmative coverage, reasonably satisfactory to Purchaser was provided.

         7.14 Zoning and Land Use Letter. Seller shall cooperate with Purchaser, if Purchaser so elects, in seeking to obtain from the relevant authorities in the City of Rochester a "comfort letter" regarding Seller's compliance with all applicable zoning and land use restrictions currently in effect, including but not limited to compliance with height and setback requirements, parking requirements, density restrictions and certificates of occupancy (copies of which shall, to the extent in Seller's possession, be delivered to Purchaser).

         7.15 Additional Agreement. The Seller shall cause GC to enter into agreements with the principals in the Purchaser consistent with the terms stated in EXHIBIT D.

         7.16 GC Support. Provided that Purchaser obtains, by September 15, 2000, the written consent of Boston Brewing Co., Inc. to the assignment of the Amended and Restated Agreement between Boston Brewing Company, Inc. ("Boston") and Seller dated April 30, 1997 on terms satisfactory to Seller in its sole discretion, Seller agrees to obtain from GC its agreement to indemnify Boston from all Damages which it sustains from a breach by Purchaser of the assigned contract, to a maximum of Five Million Dollars ($5,000,000), which sum shall include any claim by Boston for the unamortized cost of the No. 2 bottling line attributable to Boston's contribution to the purchase thereof. Purchaser agrees to provide to Seller at Closing Purchaser's agreement to indemnify GC from any Damages resulting from GC's indemnification payments to Boston and to cause any debt obligations of Purchaser issued to its equity investors to be subordinate to Seller's right to indemnification from Purchaser required in this Section. Purchaser will use its best efforts to secure from governmental sources such contribution to, or participation in, the indemnification of Boston to the end that the GC indemnification is reduced to the minimum possible amount.

         7.17 Shareholder Meeting. Prior to the Financing Commitment Date, Seller shall cause GC to call a special or annual meeting of GC shareholders ("Shareholder Meeting") at which it shall present for a vote proposals ("Shareholder Approval Proposal") to approve the sale of the Assets and the Business in accordance with this Agreement ("Shareholder Approval"). The GC proxy statement for the Shareholder Meeting (as amended or supplemented, the "Proxy Statement") shall include the Shareholder Approval Proposal and GC shall give Purchaser and its counsel reasonable opportunity to review and comment on the Proxy Statement before its being sent to GC shareholders. GC shall give reasonable consideration to any comments Purchaser or its counsel may provide with respect to the Proxy Statement or any amendment or supplement thereto insofar as it relates to the Shareholder Approval Proposal.


                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

         The obligation of the Purchaser to consummate the purchase of the Assets and the assumption of the Assumed Liabilities as of the time of the Closing and all other transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by the Purchaser:

         8.1 Accuracy of the Seller's Representations and Warranties. Subject to such exceptions as would not, individually or in the aggregate, result in a Material Adverse Effect, the representations and warranties of the Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time, and the Purchaser shall have received a certificate dated as of the Closing Date attesting thereto signed by a duly authorized officer of the Seller.

         8.2 Performance by the Seller. Subject to such exceptions as would not, individually or in the aggregate, result in a Material Adverse Effect, the Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Purchaser shall have received a certificate dated as of the Closing Date of a duly authorized officer of the Seller to such effect.

         8.3 Consents. The Seller shall have obtained all (a) Consents of Governmental Authorities which are required for the consummation of the purchase and sale and all other transactions contemplated by this Agreement, other than those Consents the failure to obtain would not, individually or in the aggregate, result in a Material Adverse Effect or render such consummation illegal, and (b) third party Consents listed in SCHEDULE 5.3.

         8.4 Delivery of Documents. The Seller shall have executed and delivered or caused to be delivered to the Purchaser the deliveries listed in Section 4.3.

         8.5 Material Adverse Change. Since the Execution Date, there shall not have occurred a Material Adverse Effect.

         8.6 Absence of Litigation and Prohibitions. There shall not (a) have been issued and be in effect any Law or any Judgment of any court or tribunal of competent jurisdiction which prohibits or restrains, or (b) be any pending or threatened Legal Proceeding which Purchaser reasonably believes has a substantial likelihood of succeeding and, if successful, would or would seek to prohibit or restrain the validity or legality of the purchase of the Assets or the performance of other transactions contemplated by this Agreement by the Purchaser. Purchaser agrees that the legal proceedings disclosed in SCHEDULE
5.18 are not a violation of this condition.

         8.7 Liens. The Assets will be free and clear of all Liens except for the Permitted Exceptions and Real Property Permitted Exceptions and Liens which, individually or in the aggregate, would not have a Material Adverse Effect.

         8.8 Corporate Documents. The Purchaser will have received from the Seller all documents relating to the existence of the Seller and certified copies of the resolutions duly adopted by the board of directors and shareholder of the Seller and the shareholders of GC approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (including changing Seller's name to one which does not include "Genesee" or "High Falls"), and such resolutions will be in full force and effect as of the Closing Date; and Purchaser will have received evidence that a Certificate of Amendment changing Seller's name has been filed with the New York Secretary of State.

         8.9 Legal Opinion. Purchaser shall have received from Seller's legal counsel an opinion addressed to Purchaser and dated the Closing Date in the form of SCHEDULE 8.9 annexed hereto.

         8.10 Survey; Title Insurance. The Survey shall not disclose any material survey defect or encroachment from or onto the Real Property which has not been cured or insured over prior to Closing, other than those which, individually or in the aggregate, would not have a Material Adverse Effect. The Purchaser shall have obtained the title insurance policy contemplated by SECTION 7.9, above.

         8.11 Licenses and Permits. All material Licenses and Permits set forth in SCHEDULE 8.11 shall have been transferred to Purchaser as of the Closing Date, or transferred to Purchaser promptly following the Closing Date, as a ministerial matter. The reissuance of the Monroe County Pure Waters contract and permit shall contain substantially the same terms and conditions as the present contract and permit, unless otherwise satisfactory to Purchaser. In the event any such License or Permits of material consequences cannot be transferred to Purchaser as a matter of law, Seller shall, to the extent possible, cooperate with Purchaser in obtaining an equivalent permit (or permits).

         8.12 WARN. If required by applicable law, Seller shall have satisfied the sixty (60) day written notice requirement under the WARN Act in connection with the mass layoff of employees at the Genesee Brewery. To the extent Seller breaches this covenant such that Purchaser could be subject to liabilities under the WARN Act, Seller agrees to indemnify Purchaser for any such liability, that occurs following the Closing Date.

         8.13 Conduct of Business. There shall not have been any changes in Seller's current operations or conduct of Business which individually or in the aggregate, would have a Material Adverse Effect not previously disclosed to Purchaser in writing in this Agreement or a Schedule hereto.

         8.14 Additional Agreement. GC shall have executed and delivered to the principals of the Purchaser the agreements described in EXHIBIT D.

         8.15 Financing Commitments. Purchaser shall have obtained the Debt Financing Commitments and the Equity Financing Commitments and the lenders who provided the Debt Financing Commitments and the investors providing the Equity Financing Commitments shall have provided the funds contemplated thereunder in accordance with the terms thereof.

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                                 Page 59 of 272

         8.16 Net Working Capital. The Seller shall have a positive Net Working Capital position at Closing.


                                   ARTICLE IX
                CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

         The obligations of the Seller to consummate the sale, transfer and assignment to the Purchaser of the Assets, the assignment of any Assumed Liabilities, and all other transactions contemplated by this Agreement as of the time of the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by the
Seller:

         9.1 Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time, and the Seller shall have received a certificate dated as of the Closing Date attesting thereto signed by a duly authorized officer of the Purchaser.

         9.2 Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Seller shall have received a certificate dated as of the Closing Date of a duly authorized officer of the Purchaser to such effect.

         9.3 Consents. The Purchaser shall have obtained all Consents of Governmental Authorities which are required for the consummation of the purchase and sale and all other transactions contemplated by this Agreement, other than those Consents the failure to obtain would not prohibit, jeopardize or delay the consummation of such transactions or render such consummation illegal.

         9.4 Delivery of Documents. The Purchaser shall have executed and delivered to the Seller, at the Closing, all deliveries in Section 4.4.

         9.5 Absence of Litigation and Prohibitions. There shall not (a) have been issued and be in effect any Law or any Judgment of any court or tribunal of competent jurisdiction which prohibits or restrains, or (b) be any pending or threatened Legal Proceeding which Seller reasonably believes has a substantial likelihood of succeeding and, if successful, would or would seek to prohibit or restrain the validity or legality of the sale of the Assets or the performance of other transactions contemplated by this Agreement by the Seller.

         9.6 Legal Opinion. Seller shall have received from Purchaser's outside legal counsel an opinion addressed to Seller and dated the Closing Date, in the form of SCHEDULE 9.6 annexed hereto.

         9.7 Labor Contracts and Employee Benefit Plans. Seller shall have negotiated its release from and termination of all material union and collective bargaining agreements related to the Genesee Brewery and Employee Benefit Plans on terms acceptable to Seller, in its sole discretion. Seller shall also have negotiated its release from all obligations to Closing Date under the Employee Benefit Plans administered by trustees and terms acceptable to Seller, in its sole discretion.

         9.8 Management Employees Releases and Certificates. Seller shall have received from the Management Employees (a) general releases releasing Seller and GC and their respective Affiliates, representatives and agents from any all claims, damages or losses of any kind other than rights to stock options previously issued to them and rights under severance agreements entered into with Seller in the form of EXHIBIT D annexed hereto and (b) certificates wherein they certify to not having any Knowledge of information that is inconsistent with or would otherwise cause, any of the representations and warranties of Seller or Purchaser surviving the Closing to be untrue or inaccurate in any respect or if such information exists, stating such information in appropriate detail.

         9.9 Other Contracts. Seller shall have received consents required for transfer to Purchaser of all other contracts to be assigned hereunder on terms satisfactory to Seller in its sole discretion.

         9.10 Fairness Opinion. Within 10 days after the Financing Commitment Date, Seller shall have received from Houlihan Lokey Howard & Zukin their opinion as to the fairness, from a financial points of view, to GC and shareholders of GC of the consideration to be received by Seller in this transaction.

         9.11 Financing. Purchaser shall have received the proceeds of debt and equity financing of Purchaser on terms previously approved by Seller.

         9.12 GC's Shareholders' Approval. The transactions contemplated by this Agreement shall have been approved by the shareholders of GC.

         9.13 Environmental Matters. Purchaser shall have executed and delivered to Seller the Settlement and Release attached hereto as EXHIBIT E.


                                    ARTICLE X
                        ADDITIONAL POST-CLOSING COVENANTS

         10.1 Further Assurances. From time to time after the Closing Date, the Seller shall at the reasonable request of the Purchaser, without further consideration, promptly execute, acknowledge and deliver such other and further documents and take such other and further action as the Purchaser may reasonably request in order (i) to vest in the Purchaser all rights and titles to the Assets; and (ii) to comply with all the terms of this Agreement and consummate the transactions herein provided. From time to time after the Closing Date, the Purchaser shall at the reasonable request of the Seller, without further consideration, promptly execute, acknowledge and deliver such other and further instruments of assumption and take such other and further action as the Seller may reasonably request to give effect to the Purchaser's assumption of the Assumed Liabilities.

         10.2 Access to Information. From time to time subsequent to the Closing Date both the Purchaser and the Seller will allow the other at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to Liability for Taxes, or any other legitimate purpose. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

         10.3 Mail. The Seller agrees that subsequent to the Closing, Purchaser will have the right and authority to open all mail and other communications received by the Business, even if addressed to the Seller, for processing or forwarding to the Seller, as appropriate.

         10.4 Existing Insurance Coverage. As of the Closing Date, the Seller will remove the Assets from coverage under any insurance policies and any and all costs associated with such policies shall be borne by the Seller, except that Seller shall continue its products liability coverage for the joint benefit of Seller and Purchaser with respect to all products manufactured and distributed by Seller prior to Closing hereunder for a term of three (3) years after Closing. Such "tail" coverage shall provide coverage in the same amounts and upon the same terms as Seller's present coverage.

         10.5 Confidentiality.

                  (a) By the Seller. Except as required by applicable law or by Governmental Authorities having jurisdiction over the Real Property or the Improvements, Seller and its representatives will not disclose any information which is confidential, proprietary or otherwise not publicly available ("Confidential Information") about (i) the Genesee Brewery, or (ii) the Purchaser obtained in the performance of this Agreement, in either case for a period of five years following the Closing Date.

                  (b) By the Purchaser. Except as required by applicable law or by Governmental Authorities having jurisdiction over the Real Property or the Improvements, the Purchaser and its representatives will not disclose any Confidential Information including but not limited to, the Environmental Phase I Report and any Phase II Study, about the Seller and/or the environmental conditions of the Real Property or the Improvements obtained in the performance of the Agreement (other than with respect to the Genesee Brewery, the Assets and/or the Business), for a period of five years following the Closing Date. Notwithstanding the foregoing, Purchaser may disclose the Environmental Phase I Report and any Phase II Study to an actual or prospective lender of Purchaser or other party who may acquire an interest (including a leasehold interest) in all or any portion of the Real Property Improvements or the Business, provided that in connection with any such disclosure, Purchaser will obtain such party(ies) agreement to comply with the confidentiality requirements of this Section.

                  (c) Exceptions. The obligations provided for in this Section
10.5 will not apply to information which: (i) can be reasonably shown to have been in the possession of the party receiving the information as of the date of receipt; (ii) is disclosed to the receiving party by a third party which has a legal right to make such disclosure; (iii) was in the public domain or generally available as of the date of disclosure through no fault of the receiving party; or (iv) which is required by law to be disclosed.

         10.6 Consents of Third Parties.

                  (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in a substantial way adversely affect the rights of the Seller or, upon transfer, the Purchaser, thereunder; and, subject to paragraph (b) of this Section, any transfer or assignment by the Seller to, or any assumption by, the Purchaser of any interest in, or liability, obligation or commitment under, any such asset that requires the consent of a third party shall be made subject to such consent being obtained.

                  To the extent any Assumed Contract may not be assigned to the Purchaser by reason of the absence of any such consent, the Purchaser shall not be required to assume any Assumed Liabilities arising under such Assumed Contract.

                  (b) If any such consent is not obtained prior to the Closing, the Seller and the Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Purchaser and enforcement of any and all rights of the Seller against the other party thereto arising out of a breach or cancellation thereof by the other party, provided, however, that if such an arrangement is made and the Purchaser obtains the economic claims, rights and benefits under any such asset, claim or right, any liability, obligation or commitment of the Seller under such asset, claim or right shall be an Assumed Liability.

         10.7 Employment Matters. The Seller shall provide coverage and be liable for all payments and other termination benefits that may be required to be made under any termination, severance or similar plan, policy or arrangement as in effect on the date of this Agreement with respect to employees of Seller or any of Seller's subsidiaries or affiliates who become employees of the Purchaser and who are terminated by Purchaser, in Purchaser's sole discretion, within four (4) months of the Closing Date; provided, however, that (i) Seller shall not be liable to any such employee for amounts greater than Seller would have been obligated to pay had the employee been terminated at the Closing, and
(ii) the maximum aggregate amount for which Seller will be liable under this
Section 10.7 is Two Hundred Fifty Thousand Dollars ($250,000).


                                   ARTICLE XI
                       INDEMNIFICATION AND RELATED MATTERS

         11.1 Indemnification by the Seller. Subject to the provisions of this
Article XI, the Seller agrees to indemnify and hold the Purchaser harmless from and against all Damages sustained by the Purchaser resulting from, arising from, arising out of, relating to, or caused by:

                  (a) the Seller's (or in the event any third party alleges facts that, if true, would mean a breach has occurred) breach of any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or in any certificate delivered by the Seller at the Closing pursuant to this Agreement (such breach to be determined for this purpose without regard to any materiality, Material Adverse Effect, or similar standard or limitation (other than

Knowledge where applicable) set forth in any representation or warranty) when made or as of the Closing Date, it being understood that to the extent that any of such representations or warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true as of such specified date;

                  (b) regardless of whether a breach of any representation, warranty or covenant under this Agreement exists, (i) any failure of the Seller to transfer to the Purchaser good and marketable title to any of the Assets other than the Real Property, free of all Liens other than Permitted Exceptions; and (ii) any failure of the Seller to transfer to Purchaser insurable title free and clear of all Liens other than the Real Property Permitted Exceptions except to the extent covered by title insurance;

                  (c) regardless of whether a breach of any representation, warranty or covenant under this Agreement exists, any Excluded Liabilities; or

                  (d) regardless of whether a breach of any representation, warranty or covenant under this Agreement exists, the operation of the Business by Seller, or the ownership of the Assets prior to the time of Closing, including without limitation Liabilities (except for Assumed Liabilities that involve "new releases" as contemplated by Section 11.2(c)) arising from any Hazardous Environmental Effect existing prior to the Closing, subject to reduction, if any, to the extent the Liabilities have been exacerbated by Purchaser or Purchaser has failed to use reasonable efforts to mitigate such Assumed Liabilities.

         11.2 Indemnification by the Purchaser. Subject to the provisions of this Article XI, the Purchaser agrees to indemnify and hold the Seller harmless from and against all Damages sustained by the Seller resulting from, arising from, arising out of, relating to, or caused by:

                  (a) The Assumed Liabilities;

                  (b) the Purchaser's (or in the event any third party alleges facts that, if true, would mean a breach has occurred) breach of any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser at the Closing pursuant to this Agreement (such breach to be determined for this purpose without regard to any materiality, Material Adverse Effect, or similar standard or limitation (other than Knowledge where applicable) set forth in any representation or warranty) when made or as of the Closing Date, it being understood that to the extent that any of such representations or warranties were made as of a specified date the same shall apply only to the failure of such representations and warranties to be true as of such specified date; and

                  (c) the operation of the Business or ownership of the Assets on or after the Closing, including but not limited to all Liabilities, Hazardous Environmental Effects, Environmental Claims and environmental harms of whatever nature, occupation or operation, any Hazardous Material contamination on, under, from or into the Real Property or Improvements caused by a new release of Hazardous Materials by Purchaser (for the avoidance of doubt, "a new release" shall be construed to mean an independent spill or other affirmative event and any exacerbation of or failure by Purchaser to use reasonable efforts to mitigate such Liabilities after the Closing Date, to the extent Purchaser actually knew or should have known of such Liabilities).

         11.3 Limitation on Indemnification Liabilities. No claim for indemnification under this Article XI may be brought or maintained by the Purchaser unless and until the aggregate dollar amount of all Damages sought by it to be indemnified against under such aforesaid Article exceeds $250,000 (the "Threshold Amount"); provided, however, that the Threshold Amount shall not be applicable with respect to Purchaser's claim for indemnification for breach of Sections 7.3, 7.13, 8.7 or 14.6 and Purchaser's right for indemnification for such claims shall be from the first dollar of Damages claimed by Purchaser. No claim for indemnification under Section 11.2 may be brought or maintained by the Seller unless and until the aggregate dollar amount of all Damages sought by it to be indemnified against under the aforesaid Section exceeds the Threshold Amount. The maximum amount of liability of Seller to Purchaser under this
Article XI shall not exceed $4, 500,000.

         11.4 Survival of Representations, Warranties, Covenants and Indemnities. The parties agree that (a) Seller's representations and warranties in Sections 5.6, (as to environmental matters only), 5.7 and 5.9 shall survive the Closing and continue in full force and effect until the expiration of the applicable statutes of limitation; (b) Seller's representations and warranties, in Sections 5.14 and 5.15 shall survive the Closing and continue in full force and effect until 36 months after the Closing Date; and (c) all of the other representations, warranties and covenants of the Seller and the Purchaser shall survive the Closing and continue in full force and effect until 18 months after the Closing Date. All indemnity claims for breach of a representation, warranty or covenant herein must be brought prior to expiration of the applicable survival period. Any indemnity claim which is made prior to the expiration of the applicable survival period shall survive until final adjudication or other disposition.

         11.5 Notice of Indemnification. In the event any Legal Proceeding shall be threatened or instituted or notice thereof given or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI for breach of any of the representations, warranties, covenants or agreements set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"), which notice must be received by the Indemnitor not later than the conclusion of the applicable survival period set forth in Section 11.4. Any notice of a claim by reason of any of the representations, warranties, covenants or agreements contained in this Agreement shall state in reasonable detail the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

         11.6 Indemnification Procedure for Third-Party Claims. Except as otherwise provided in this Article XI, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, once the Indemnitee has given notice of the matter to the Indemnitor, the Indemnitor may defend against the matter in any manner it reasonably may deem appropriate. The Indemnitor will reimburse the Indemnitee for all reasonable expenses (including, without limitation, fees and expenses of counsel selected by the Indemnitee) as they are accrued in connection with investigating and defending against any such matter. The Indemnitor will not consent to the entry of a judgment or enter into any settlement with respect to such matter without the written consent of the Indemnitee (which shall not be unreasonably withheld or delayed). The Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any Legal Proceeding and any appeal from

(including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of such Legal Proceeding controlled by the Indemnitor and any appeal arising therefrom. If the Indemnitor does not notify the Indemnitee within 30 days after the Indemnitee has given notice of the matter that the Indemnitor is assuming all responsibility therefor, the Indemnitee, with the consent of the Indemnitor which consent shall not be unreasonably withheld, may defend against, consent to the entry of judgment or enter into any settlement with respect to the matter in any manner the Indemnitee reasonably deems appropriate without waiving any right to indemnity therefor by the Indemnitor.

         11.7 Exclusive Remedy. Indemnification pursuant to this Article XI shall constitute the exclusive remedy available to any party under this Agreement on account of any claim which it may have arising after the Closing for any Damages. Any claim by Purchaser for any Damages shall be limited to Four Million Five Hundred Thousand Dollars ($4,500,000) and may only be satisfied by Purchaser by offsetting such Damages against the Subordinated Note delivered by Purchaser to Seller at the Closing Date as contemplated by Section 3.1. Purchaser shall give Seller written notice of any claim for Damages, specifying the details thereof and if Seller objects thereto, Purchaser shall deduct the amount of such claim from the payments(s) due to Seller under the Subordinate Note and pay said amount to a joint bank account in the names of Purchaser and Seller at a mutually agreeable bank. Withdrawal of that amount may only be made if the Seller and Purchaser consent thereto in writing or if a court determines in a final non-appealable order or judgment that the Damages are owed by Seller to Purchaser. Payment to the joint bank account shall be deemed a payment under the Subordinated Note and interest under the Subordinated Note shall stop accruing on such payment. Interest earned in the joint account shall follow the principal paid out therefrom. In any event, the right of offset shall be exercised against payments due under the Subordinated Note only in the inverse order in which they are due. Notwithstanding the foregoing, indemnification for money Damages under this Article XI shall not preclude injunctive relief for any claims for breach of any of the representations, warranties or covenants contained in Sections 7.2, 10.1, 10.2, or 10.5.


                                   ARTICLE XII
                                   TERMINATION

         12.1 Termination. This Agreement may be terminated prior to the Closing Date as follows:

                  (a) By mutual written consent of the Seller and the Purchaser;

                  (b) By either the Purchaser on one hand or the Seller on the other, so long as the terminating party has not breached in any material respect any of its obligations hereunder, after October 31, 2000 or such later date to which the Closing may be extended by written agreement of the parties hereto (such date being herein referred to as the "Outside Closing Date"), if the Closing shall not have occurred on or before such date;

                  (c) By the Seller at any time, by written notice given to Purchaser prior to the Financing Commitment Date, if the Special Committee determines in good faith, upon advice of legal counsel, that termination of this Agreement is required for the directors of GC to fulfill their fiduciary duties and obligations under New York law so that Seller may continue operation of the Genesee Brewery, liquidate the Genesee Brewery or pursue another course of action other than sale or other disposition of the Genesee Brewery; and by the Seller at any time, if the Special Committee does not approve the terms of the Equity or Debt Financing Commitments which have been delivered to it by Purchaser prior to the Financing Commitment Date.

                  (d) By the Seller at any time if the Special Committee determines in good faith, upon advice of legal counsel, that termination of this Agreement is required for the directors of GC to fulfill their fiduciary duties and obligations under New York law.

                  (e) By the Seller, if the proposed terms of the consent to assignment of the agreements identified in Sections 7.5(a), (b) and (d) hereof, or the consequences to Seller of the non-assignment thereof are not satisfactory to Seller in its sole discretion.

                  (f) By the Seller, if the termination of those certain Union and collective bargaining agreements listed and described in SCHEDULE 7.5(C) and the Employee Benefit Plans are not satisfactory to Seller, in its sole discretion.

                  (g) By Seller if it fails to receive from Houlihan Lokey Howard & Zukin a favorable opinion as to the fairness, from a financial point of view, to GC and the public shareholders of GC of the consideration to be received by GC in connection with the transactions hereunder; or if GC fails to receive from its shareholders approval of this transaction.

                  (h) By Purchaser by giving written notice to the Seller at any time prior to the Closing in the event the Seller has within the ten (10) previous Business Days given Purchaser any notice pursuant to Section 7.6 and Seller has failed to cure any defect that would have a Material Adverse Effect set forth in such notice within ten (10) Business Days of the date that it learns of such defect;

                  (i) By the Seller by giving written notice to the Purchaser at any time prior to the Closing in the event Purchaser has within the ten (10) previous Business Days given Seller any notice pursuant to Section 7.6 and Purchaser has failed to cure any defect that would have a Material Adverse Effect set forth in such notice within ten (10) Business Days of the date that it learns of such defect;

                  (j) By the Seller, so long as the Seller has not breached any of its obligations hereunder, if the Purchaser fails to perform any covenant in this Agreement when performance thereof is due and does not cure any such failure that would have a Material Adverse Effect within ten (10) Business Days after the Seller delivers written notice thereof to the Purchaser; and

                  (k) By the Purchaser so long as the Purchaser has not breached any of its obligations hereunder, if the Seller fails to perform any covenant in this Agreement when performance thereof is due and does not cure any such failure that would have a Material Adverse Effect within ten (10) Business Days after written notice by the Purchaser thereof to the Seller.

                  (l) In the event that after the Execution Date and before Closing the Real Property, Improvements, Tangible Property or Machinery are damaged in the amount of $500,000 or more, or to an extent that the ability of Purchaser to continue normal operations would be substantially impaired, then either Seller or Purchaser may terminate this Agreement. If Purchaser elects to proceed to Closing and Seller does not terminate this Agreement, then Purchaser shall have a credit against the cash portion of the Purchase Price for the reasonable cost of repair less the amount of insurance proceeds which are payable to Seller as a result of the damage and are assigned by Seller to Purchaser.

         12.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 12.1, all rights and obligations of the parties hereunder shall terminate, except for the confidentiality covenants set forth in Section 10.5 hereof, and none of the parties will have any Liability to any other party hereunder, except that Sections 11.7, 12.3, 14.5 and 14.7 will remain in effect, and provided that nothing herein will relieve any party from Liability for any intentional breach of any representation, warranty, covenant or agreement in this Agreement prior to such termination.

         12.3 Purchaser's Right to Damages or Expenses. Notwithstanding anything herein to the contrary, if this Agreement is terminated by Seller in breach of this Agreement or for any reason other than Purchaser's failure under Section
7.7 diligently to pursue and use its best efforts to obtain the Debt and Equity Financing Commitments set forth in SCHEDULE 1.19 (of which Seller shall give Purchaser 10 days' notice to cure), then Seller shall pay the sum of Purchaser's aggregate reasonable documented costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement and the financing thereof, not to exceed $250,000 , provided that appropriate supporting documentation is delivered to Seller by Purchaser. In consideration of the foregoing, Purchaser agrees that under no circumstances shall Seller be liable to Purchaser for Damages prior to Closing in excess of $250,000, whether claimed under the preceding sentence or as a result of an alleged breach by Seller.


                                  ARTICLE XIII
                              SPECIFIC PERFORMANCE

         Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the State of New York, as prescribed in Section 14.4 below, in addition to any other remedy to which it may be entitled, at law or in equity.


                                   ARTICLE XIV
                            GENERAL AND MISCELLANEOUS

         14.1 Prorations. All taxes relating to the Assets shall be prorated by the parties as of the Closing Date, and all such taxes applicable to periods of time prior to the Closing date shall be the sole obligation responsibility and expense of the Seller and shall be paid by the Seller. All such assessments and taxes applicable to periods following the closing Date shall be the sole obligation, responsibility and expense of the Purchaser and shall be paid by the Purchaser. All utility services to the Real Property shall either have final readings as of the Closing or be adjusted by Seller and Purchaser as of the Closing.

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                                 Page 68 of 272

         14.2 Waiver of Compliance with Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and in exchange therefor the Seller agrees to be liable for and to pay, honor and discharge when due any claims of creditors asserted against the Purchaser by reason of such noncompliance.

         14.3 Entire Agreement. This Agreement (with its Schedules and Exhibits) and related documents delivered concurrently herewith or at the Closing hereunder, contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters, including but not limited to certain Memorandums of Proposal and memorandums from Seller's representatives commenting thereon and a certain letter agreement dated June 8, 2000 regarding the payment of certain expenses and fees up to a maximum of $150,000. Neither party has executed this Agreement in reliance on any representation or promise not contained herein or therein, including, without limitation, any representation or promise as to the admissibility of any oral representation or agreement. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or in the Schedules or Exhibits hereto.

         14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to any choice or conflict of law provision or rule. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in Rochester, New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

         14.5 Costs. If any legal action or proceeding is brought relating to this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, a party or parties who receive more than a majority of the money damages initially alleged in such action or proceeding, shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         14.6 Transfer Taxes. The Seller shall pay all transfer and documentary gains, excise and other transfer or similar Taxes and fees imposed with respect to instruments of conveyance in the transaction contemplated hereby and Purchaser shall pay all sales, use and similar Taxes on the transfer of the Assets contemplated hereunder, including any and all recording fees. The Purchaser or the Seller, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary, sales, gains, excise or use Tax.

         14.7 Expenses. Except as otherwise provided in Section 12.3, each of the parties hereto shall bear its own expenses (including without limitation, fees and disbursements of its counsel, accountants and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         14.8 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         14.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given when delivered personally or by facsimile or four days after being mailed by registered mail, return receipt requested, or by documented overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

         William Buckingham, Chairman
         Special Board Committee
         The Genesee Corporation
         P.O. Box 762
         Rochester, New York 14603

with a copy to:

         Harry P. Messina, Jr., Esq.
         Woods Oviatt Gilman LLP
         700 Crossroads Bldg.
         2 State Street
         Rochester, New York 14614

If to the Purchaser, to:

         Samuel T. Hubbard, Jr.
         Monroe Brewing Co., LLC
         c/o Genesee Brewery
         445 St. Paul Street
         Rochester, New York 14605

with a copy to:

         Underberg & Kessler LLP
         1800 Chase Square
         Rochester, New York 14604
         Attn: Michael C. Dwyer, Esq.

         14.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         14.11 Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successor and assigns any rights, remedies or liabilities under or by any reason of this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties hereto and any attempted assignment without such required consents shall be void; provided, however, Seller may assign this Agreement and its rights, interests and obligations hereunder to a liquidating trust or similar entity.

         14.12 Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

         14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.14 Extension; Waiver. At any time, the parties may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder will not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         14.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         14.16 Press Release and Public Announcements. Upon execution of this Agreement by the parties hereto, Seller may issue a news release and file a Form 8-K announcing the Agreement. Until the Closing, no party hereto or Affiliate thereof shall issue any press release or make any general public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any party hereto may make any public disclosure it believes in good faith is required by applicable law.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                                           THE GENESEE BREWING COMPANY, INC.
                                           By the Special Board Committee:


                                                  /s/ William A. Buckingham
                                           ------------------------------------
                                           Name:  William A. Buckingham
                                           Title: Chairman


                                                  /s/ Stephen B. Ashley
                                           ------------------------------------
                                           Name:  Stephen B. Ashley
                                           Title: Member


                                                  /s/ Charles S. Wehle
                                           ------------------------------------
                                           Name:  Charles S. Wehle
                                           Title: Member & Chairman of the Board


                                           MONROE BREWING CO., LLC

                                           By:    /s/ Samuel T. Hubbard, Jr.
                                              ---------------------------------
                                           Name:  Samuel T. Hubbard, Jr.
                                           Title: Chief Executive Officer

                                    SCHEDULES
                                    ---------

    1.19              Purchaser's Financing
    1.56              Seller's Fiscal 2001 Budget
    1.58              Example of Net Working Capital Calculation
    2.1(a)            Machinery
    2.1(c)            Intangible Assets
    2.1(e)            Working Capital Assets
    2.1(h)            Reports, Permits and Surveys
    2.2               Excluded Assets
    2.3(b)            Leases, Customer Contracts and Other Obligations Assumed
    2.3(c)            Working Capital Liabilities
    2.4(l)            Excluded Liabilities
    3.3               Allocation of Purchase Price
    5.1               Jurisdictions Where Qualified (Seller)
    5.3               Consents Required
    5.4               Seller's Operational Statements
    5.6               Absence of Certain Developments
    5.7               Tax Exceptions
    5.7(d)            Tax Investigations
    5.8               Real Property Permitted Exceptions
    5.8(b)            Condemnation Proceedings, Etc.
    5.9               Environmental, Health and Safety Exceptions
    5.11              Tangible Property Permitted Exceptions
    5.12              Machinery, Permitted Exceptions and Leases
    5.12(i)           Leases Not Fully Assignable
    5.13              Intangible Assets Exceptions [(b), (c) and (d)]
    5.14              Employee Exceptions
    5.15              Employee Benefit Plans and Exceptions
    5.16              Law Compliance-Notices, Etc.
    5.17              Licenses and Permits and Exceptions
    5.18              Legal Proceedings
    5.19              Material Contracts
    5.21              Brokers - Seller
    6.3               Consents for Purchaser
    6.5               Brokers - Purchaser
    7.3               Non-Transferred Employees
    7.5(c)            Union/Collective Bargaining Agreements
    7.10              Environmental Site Assessments
    8.9               Legal Opinion - Seller's Counsel
    8.11              Material Environmental Permits and Licenses
    9.7               Legal Opinion - Purchaser's Counsel

                                    EXHIBITS
                                    --------

         A.       Real Property
         B-1      Subordinated Promissory Note
         B-2      Security Agreement
         B-3      Investor Subordinated Note
         C.       Management Agreement
         D.       GC Agreement With Management Employees
         E.       Settlement and Release